UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NIMBLE STORAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NIMBLE STORAGE, INC.

211 River Oaks Parkway

San Jose, California 95134

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Monday, July 25, 2016, at 9:00 a.m. (Pacific Time)
Place:	Fenwick & West LLP, 801 California Street, Mountain View, California 94041
Items of Business:

1.    To elect three Class III directors of Nimble Storage, Inc. each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2.    To hold a non-binding advisory vote on the compensation paid to our NEOs as disclosed in this proxy statement.

3.    To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

4.    To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2017.

5.    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date:	Only stockholders of record at the close of business on May 26, 2016 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.
Proxy Voting:

Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, American Stock Transfer & Trust Company, through its website at www.amstock.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about June 10, 2016.

Whether or not you expect to attend the Annual Meeting, we encourage you to read the proxy statement and vote through the Internet or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting.

By Order of the Board of Directors,
/s/ Aparna Bawa
Aparna Bawa Vice President, General Counsel and Secretary

San Jose, California

May 31, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JULY 25, 2016.

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://astproxyportal.com/ast/18702

NIMBLE STORAGE, INC.

211 River Oaks Parkway

San Jose, California 95134

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

We are providing you with these proxy materials in connection with the solicitation by the board of directors of Nimble Storage of proxies to be used at our 2016 Annual Meeting of Stockholders, or the Annual Meeting, to be held at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041 on Monday, July 25, 2016, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof. This proxy statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Nimble Storage” or the “Company” refers to Nimble Storage, Inc., a Delaware corporation.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about June 10, 2016, we expect to send a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, to our stockholders, which contains instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

GENERAL INFORMATION ABOUT THE MEETING

Date and Location of the Meeting

The accompanying proxy is solicited on behalf of Nimble Storage, Inc.’s board of directors for use at the Annual Meeting to be held at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041 on July 25, 2016, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

Purpose of the Meeting

At the Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the Annual Meeting. As of May 31, 2016, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly presented for a vote at the Annual Meeting, the persons named in the proxy, who are officers of the Company, have the authority in their discretion to vote the shares represented by the proxy. Following the Annual Meeting, management will respond to questions from stockholders.

Record Date

Only holders of record of common stock at the close of business on May 26, 2016, the record date, will be entitled to vote at the Annual Meeting. At the close of business on May 26, 2016, or the Record Date, we had 84,220,083 shares of common stock outstanding and entitled to vote.

Quorum

The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on the Record Date. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on the Record Date your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting, by telephone, through the Internet or, if you request or receive paper proxy materials, by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on the Record Date your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Required Vote

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” all nominees to the board of directors or “WITHHOLD” your vote with respect to any nominee you specify or all nominees. With respect to the (i) approval of the non-binding advisory vote on the compensation program of our named executive officers, or NEOs, and (ii) ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017, approval or ratification, respectively, will be obtained if the number of votes cast “FOR” the proposals at the Annual Meeting exceeds the number of votes “AGAINST” the proposals. With respect to the non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation program of our NEOs, you may vote to have such non-binding advisory votes every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or you may “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be considered the frequency of the non-binding advisory vote of our stockholders.

Abstentions (shares present or represented at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2017, is considered a routine matter. All of the other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by phone or via the Internet — in order to do either, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•

vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided.

Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on July 24, 2016. Submitting your proxy (whether by phone, through the Internet or, if you requested or received a paper proxy card, by mail) will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal 1, you may either vote “FOR” all of the nominees to the board of directors, or you may “WITHOLD” your vote with respect to any nominee you specify or all nominees. For Proposals 2 and 4, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. For Proposal 3, you may vote “ONE YEAR” or “TWO YEARS” or “THREE YEARS” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet or by mail. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each Notice of Internet Availability on how to access each proxy card and vote each proxy card through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, we and our agents may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that organization to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. Preliminary results will be announced at the Annual Meeting. Final results will be published in a current report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

CORPORATE GOVERNANCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, the board of directors and board of directors’ committee structure and functions and other policies for the governance of the Company. The Corporate Governance Guidelines are reviewed by our Nominating and Corporate Governance Committee and changes are recommended to our board of directors as warranted.

Board Responsibilities, Leadership Structure and Lead Independent Director

The board of directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The board of directors meets periodically during our fiscal year to review significant developments affecting the Company and to act on matters requiring board of directors’ approval.

The positions of Chairperson and Chief Executive Officer are filled by the same person, Suresh Vasudevan. Our board of directors believes that the current board of directors’ leadership structure, which includes a lead independent director, coupled with a strong emphasis on board of directors independence, provides effective independent oversight of management while allowing the board of directors and management to benefit from Mr. Vasudevan’s executive leadership, operational experience and familiarity with our business as Chief Executive Officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while Mr. Vasudevan brings company-specific experience and expertise. Our board of directors believes that Mr. Vasudevan’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Our Corporate Governance Guidelines state that when the Chairperson and Chief Executive Officer positions are held by the same person, a lead independent director shall be designated. Because Mr. Vasudevan is our Chief Executive Officer and Chairman, our board of directors appointed Jerry M. Kennelly to serve as our lead independent director. As lead independent director, Mr. Kennelly, among other responsibilities, presides over executive sessions of our independent directors, serves as a liaison between the Chairman and the independent directors and performs such functions and responsibilities as our board of directors otherwise determines and delegates.

Role of Board in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department, which are designed to provide visibility to the board of directors about the identification, assessment and management of key risks and our risk mitigation strategies. Each committee of the board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The Nominating and Corporate Governance Committee reviews our major legal compliance risk exposures and monitors the steps management has taken to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines. The Compensation Committee evaluates risks arising from our compensation policies and practices.

Director Independence

Our common stock is listed on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of our board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. The rules also specify various relationships that preclude a determination of director independence.

Applying these standards, the board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the board of directors considered, among other things, the relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In particular, our board of directors considered Frank Calderoni’s service as a former Executive Advisor and the former Executive Vice President and Chief Financial Officer of Cisco Systems, Inc., which sells us products and services and to which we sell products and services in the ordinary course of business on arm’s-length terms.

Based upon this review, our board of directors has determined that all of the members of our board of directors other than Messrs. Vasudevan and Mehta are “independent” as that term is defined under the applicable rules, regulations and the listing standards of the New York Stock Exchange.

All members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be independent directors under the applicable rules, regulations and the listing standards of the New York Stock Exchange. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board of directors committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Our board of directors has determined that all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and all members of our Audit Committee satisfy the additional SEC independence requirements for the members of such committee.

Certain Relationships and Related Party Transactions

Our board of directors adopted a written related person transactions policy providing that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any member of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee will consider the facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Other than the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed in the section entitled “Executive Compensation — Executive Compensation Tables and Other Information,” since February 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate, and the Committee may also engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under the heading “Additional Information - Stockholder Proposals to be Presented at the Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the Committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and New York Stock Exchange listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines and charters of the board of directors’ committees. In addition, neither the board of directors nor the Nominating and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to the responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the Nominating and Corporate Governance Committee seeks to promote board of directors’ membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth under the heading “Director Biographies” includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

Codes of Business Conduct and Ethics

We have adopted our Code of Business Conduct and Ethics for employees, which applies to all employees, including all of our executive officers, and our Code of Business Conduct and Ethics for Directors, which applies to our board of directors. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Codes of Business Conduct and Ethics by posting such information on our website at the address below or by filing a current report on Form 8-K with the SEC.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary. The address for these communications is: Nimble Storage, Inc. 211 River Oaks Parkway San Jose, California 95134, Attn: Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors, provided that sales materials; abusive, threatening or otherwise inappropriate materials; and other routine items and items unrelated to the duties and responsibilities of the board of directors will not be provided to directors.

Internet Availability of Corporate Governance Documents

Our Codes of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at http://investors.nimblestorage.com/company/investor-relations under “Corporate Governance.”

BOARD OF DIRECTORS

Board and Committee Meetings and Attendance

The board of directors meets periodically during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring board of directors’ approval. The board of directors held six meetings during the fiscal year ended January 31, 2016, or Fiscal 2016, the Audit Committee held eight meetings during Fiscal 2016, the Compensation Committee held seven meetings during Fiscal 2016 and the Nominating and Corporate Governance Committee held four meetings during Fiscal 2016. During Fiscal 2016, each member of the board of directors participated in at least 75% or more of the aggregate of all meetings of the board of directors and of all meetings of committees on which such member served, that were held during the period in which such director served.

Sessions of Independent Directors

In order to promote open discussion among independent directors, our independent directors regularly hold sessions amongst themselves. The presiding independent director, typically our lead independent director, provides feedback to our Chief Executive Officer, as needed, promptly after the independent director session. Neither Mr. Vasudevan nor Mr. Mehta participates in such sessions.

Committees of Our Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our Audit Committee is comprised of Frank Calderoni, William D. “B.J.” Jenkins, Jr. and William J. Schroeder. Mr. Calderoni is the chair of our Audit Committee. The composition of our Audit Committee meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our board of directors has determined that each of Messrs. Calderoni, Jenkins and Schroeder is an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and that firm our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange.

Compensation Committee

During Fiscal 2016, our Compensation Committee was comprised of Frank Calderoni, James J. Goetz, and Ping Li. The board of directors appointed Jerry M. Kennelly to the Compensation Committee in April 2016. Mr. Goetz is the chair of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of this Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

For additional information about the Compensation Committee’s responsibilities please see the section entitled “Executive Compensation - Compensation Discussion and Analysis.” The Compensation Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Ping Li and William J. Schroeder. Mr. Schroeder is the chair of our Nominating and Corporate Governance Committee. Messrs. Li and Schroeder meet the requirements for independence under the current New York Stock Exchange listing standards. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	recommending directors to serve on board of directors’ committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the codes of conduct for directors, executive officers and employees;

•	evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

•	assisting our board of directors on corporate governance matters.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. At our 2015 Annual Meeting of Stockholders, five of the directors who were on the board of directors as of the date of the meeting attended the meeting in person or by phone.

Non-Employee Director Compensation

In May 2014, our Compensation Committee approved a Board Compensation Policy that provides for initial and annual grants of restricted stock units, or RSUs, to non-employee directors for board of directors and committee service. In May 2016, our board of directors amended our Board Compensation Policy to better align our non-employee director compensation to that of our peer group for Fiscal 2017, effective immediately. Upon joining our board of directors, non-employee directors were entitled to receive $600,000 worth of RSUs under our prior Board Compensation Policy and are now entitled to receive $490,000 worth of RSUs under our current Board Compensation Policy. The initial RSUs vest over three years with approximately 16.6% of the RSUs vesting on the non-employee director’s completion of six months of service and the remainder vesting ratably on each six month anniversary thereafter, subject to continued service.

Pursuant to the Board Compensation Policy, our non-employee directors have received or will receive the following equity grants in connection with their ongoing service as a director and in connection with their committee leadership or service. Each non-employee director annually is eligible to receive:

	Prior Board Compensation Policy	Current Board Compensation Policy (effective May 2016)
Annual Grant	$265,000 worth of RSUs	$240,000 worth of RSUs
Lead Independent Director	$20,000 worth of RSUs	$30,000 worth of RSUs
Audit Committee Chair	$20,000 worth of RSUs	$20,000 worth of RSUs
Audit Committee Member	$10,000 worth of RSUs	$10,000 worth of RSUs
Compensation Committee Chair	$16,000 worth of RSUs	$20,000 worth of RSUs
Compensation Committee Member	$8,000 worth of RSUs	$8,000 worth of RSUs
Nominating and Corporate Governance Committee Chair	$9,000 worth of RSUs	$10,000 worth of RSUs
Nominating and Corporate Governance Committee Member	$4,500 worth of RSUs	$5,000 worth of RSUs

Under our prior Board Compensation Policy, the number of RSUs for each of these grants was calculated based on the average of the closing prices of our common stock on the New York Stock Exchange for the ten trading days prior to the grant date, rounded to the nearest whole share. Under our current Board Compensation Policy, the number of RSUs, rounded to the nearest whole share, for each of these grants will be calculated based on the greater of (i) the average of the closing prices of our common stock on the New York Stock Exchange for the 30 calendar days prior to the grant date and (ii) $10.00.

The grant date for the RSUs is the first business day following each annual meeting of stockholders, and the RSUs vest as to 50% of the underlying shares on each of December 10 of the year of the grant date and June 10 of the year following the grant date, subject to the director’s continuous service through each such vesting date.

A newly appointed or elected non-employee director will be eligible for annual equity grants at the first annual meeting of stockholders at which he or she has served as a non-employee director for at least six months. In the event we are party to a merger or consolidation, sale of all or substantially all assets or other similar change in control transaction, the vesting of all awards granted to non-employee directors will accelerate immediately prior to the consummation of such event.

Director Compensation Table for Fiscal 2016

The following table provides information for Fiscal 2016, regarding all compensation awarded to, earned by or paid to each of our non-employee directors. Mr. Goetz elected to decline any compensation for service on our board of directors and as employees Messrs. Vasudevan and Mehta did not receive compensation for their service as directors during Fiscal 2016. Other than as described below, none of our non-employee directors received any fees or reimbursement of any expenses.

Director Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)	Total ($)
James J. Goetz	—	—	—
William D. “BJ” Jenkins, Jr.	—	554,117	554,117
Ping Li	—	285,236	285,236
Frank Calderoni	—	301,153	301,153
Jerry M. Kennelly	—	292,933	292,933
William J. Schroeder	—	291,916	291,916
(1)

Amounts listed in the “Restricted Stock Unit Awards” column represent the aggregate fair value amount computed as of the grant date of each RSU award during Fiscal 2016 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are set forth in notes 2 and 8 to the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2016.

The following table provides information about the aggregate number of shares of our common stock subject to outstanding option and RSU awards held by our non-employee directors as of January 31, 2016:

Director Name	Number of Shares Underlying Stock Options Held at Fiscal Year-End	Number of Shares Underlying Restricted Stock Unit Awards Held at Fiscal Year-End
James J. Goetz	—	—
William D. “BJ” Jenkins, Jr.	—	19,517
Ping Li	—	5,188
Frank Calderoni	—	5,478
Jerry M. Kennelly	—	5,328
William J. Schroeder	—	5,310

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors consists of eight directors and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at the Annual Meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders to be held in 2017 and 2018, respectively. At the recommendation of our Nominating and Corporate Governance Committee, our board of directors proposes that each of Frank Calderoni, Jerry M. Kennelly and William J. Schroeder, each of whom is currently serving as a Class III director, be elected as a Class III director for a three-year term expiring at the 2019 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named above, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes in the election of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH

OF THE THREE NOMINATED DIRECTORS.

DIRECTOR BIOGRAPHIES

Director Nominees

The nominees and their ages as of May 5, 2016, occupations and length of service on the board of directors are provided in the table below. Additional biographical information for each director nominee is set forth below the table.

Name of Nominee	Age	Principal Occupation	Director Since
Frank Calderoni(2)(3)	58	Chief Financial Officer and Executive Vice President of Operations of Red Hat, Inc.	June 2012
Jerry M. Kennelly(1)(3)	65	Chief Executive Officer and Chairman of Riverbed Technology, Inc.	March 2013
William J. Schroeder(2)(4)	71	Retired Silicon Valley Entrepreneur	April 2013
(1)	Lead Independent Director
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
(4)	Member of the Nominating and Corporate Governance Committee

Frank Calderoni has served as a director since June 2012. Mr. Calderoni joined Red Hat, Inc. as the Chief Financial Officer and Executive Vice President of Operations in June 2015. Prior to Red Hat, Mr. Calderoni served as an Executive Advisor at Cisco Systems, Inc., a designer, manufacturer and seller of Internet Protocol-based networking and other products related to the communications and information technology industry, from January 2015 to July 2015. From February 2008 to January 2015, Mr. Calderoni served as Executive Vice President and Chief Financial Officer at Cisco, managing Cisco’s financial strategy and operations. He joined Cisco in 2004 from QLogic Corporation, a storage networking company where he was Senior Vice President and Chief Financial Officer. Prior to that, he was Senior Vice President, Finance and Administration and Chief Financial Officer for SanDisk Corporation, a flash data storage company. Before joining SanDisk, Mr. Calderoni spent 21 years at International Business Machines Corporation, a provider of information technology products and services, where he became Vice President. He held controller responsibilities for several divisions within the company. Mr. Calderoni has served on the board of directors of Adobe Systems Incorporated since May 2012 and the board of directors of Palo Alto Networks since February 2016. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. in Finance from Pace University.

Mr. Calderoni’s Qualifications: Our board of directors believes that Mr. Calderoni’s experience as chief financial officer of publicly traded global technology companies and his understanding of accounting principles and financial reporting rules and regulations give him a breadth of knowledge and valuable expertise which qualify him to serve on our board of directors.

Jerry M. Kennelly has served as a director since March 2013. Mr. Kennelly co-founded Riverbed Technology, Inc., a network infrastructure company, in 2002 and currently serves as the chairman of its board of directors and its Chief Executive Officer. Immediately prior to founding Riverbed, Mr. Kennelly spent six years at Inktomi Corporation, an infrastructure software company, where he served as Executive Vice President, Chief Financial Officer and Secretary. From June 1990 until joining Inktomi in October 1996, Mr. Kennelly worked for Sybase, Inc., an infrastructure software company, in a number of senior financial and operational positions, most recently as Vice President of Corporate Finance. From November 1988 until June 1990, Mr. Kennelly worked at Oracle Corporation, a developer of software and hardware systems, as finance director for U.S. operations. From June 1980 until November 1988, Mr. Kennelly worked at Hewlett-Packard Company, a provider of information technology products and services, as Worldwide Sales and Marketing Controller for the Tandem Computers Division. Mr. Kennelly holds a B.A. in political economy from Williams College and an M.S. in accounting from the New York University Graduate School of Business Administration.

Mr. Kennelly’s Qualifications: Our board of directors believes that Mr. Kennelly’s in-depth knowledge of our business and markets, extensive operating experience and strong leadership skills give him a breadth of knowledge and valuable expertise which qualify him to serve on our board of directors.

William J. Schroeder has served as a director since April 2013. Mr. Schroeder served as the Chairman of Oxford Semiconductor, a provider of connectivity solutions, from July 2006 and Interim Chief Executive Officer from April 2007 until the sale of the company in January 2009. From February 2002 until his retirement from full-time employment in October 2004, Mr. Schroeder served as President and Chief Executive Officer of Vormetric, Inc., an enterprise data storage security company. Prior to that, Mr. Schroeder served as a consultant to various technology companies from January 2001 to February 2002. Mr. Schroeder currently serves on the board of directors of Xirrus, Inc., a privately held company. Mr. Schroeder holds an M.B.A. with High Distinction from the Harvard Business School and an M.S.E.E. and a B.E.E. from Marquette University.

Mr. Schroeder’s Qualifications: Our board of directors believes that Mr. Schroeder’s management experience in the information technology and data storage industries gives him a breadth of knowledge and valuable expertise, which qualify him to serve on our board of directors.

Continuing Directors

The directors who are serving for terms that do not expire as of the date of the Annual Meeting and their ages as of May 5, 2016, occupations and length of service on the board of directors are provided in the table below. Additional biographical information for each continuing director is set forth below the table.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Suresh Vasudevan	45	Chief Executive Officer and Chairman of Nimble Storage	September 2009
Varun Mehta	54	Founder, Vice President of Product Operations of Nimble Storage	November 2007
Class II Directors:
James J. Goetz(2)	50	Managing Member of Sequoia Capital Operations, LLC	December 2007
William D. “BJ” Jenkins, Jr.(1)	50	President, Chief Executive Officer and Board Member of Barracuda Networks, Inc.	March 2015
Ping Li(2)(3)	43	Partner at Accel Partners	March 2011

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Suresh Vasudevan has served as our Chief Executive Officer since March 2011, as a director since September 2009 and as the Chairman of our board of directors since September 2013. From January 2009 to January 2011, Mr. Vasudevan was Chief Executive Officer of Omneon Video Networks, Inc. (acquired by Harmonic Inc.), a provider of storage and networking equipment for the broadcast industry. From February 1999 to December 2008, Mr. Vasudevan held positions at NetApp, Inc., a provider of integrated data storage solutions, most recently as Senior Vice President. Before joining NetApp, Mr. Vasudevan worked at the management consulting firm McKinsey & Co. in New Delhi, Mumbai and Chicago as a senior engagement manager from April 1993 to January 1998. Mr. Vasudevan holds a Post Graduate Diploma in Management from the Indian Institute of Management in Calcutta and a B.S. in Electrical Engineering from the Birla Institute of Technology and Science in Pilani, India.

Mr. Vasudevan’s Qualifications: Our board of directors believes that Mr. Vasudevan’s management experience and his data storage industry experience give him a breadth of knowledge and valuable understanding of our industry which qualify him to serve as our Chief Executive Officer and on our board of directors.

Varun Mehta has served as our Vice President of Product Operations since April 2016, was our Vice President of Engineering from March 2011 to April 2016, was our founding Chief Executive Officer from November 2007 to March 2011 and has served as a director since November 2007. From March 2006 to April 2007, Mr. Mehta was Vice President of Engineering at PeakStream, Inc., a developer of a software application platform for the high performance computing market, which was acquired in May 2007 by Google Inc., a provider of information technology products and services. From November 2002 to February 2006, Mr. Mehta held positions at Data Domain, Inc., a developer of de-duplication appliances for data backup systems and other storage applications, most recently as Vice President of Engineering. Prior to that, Mr. Mehta held senior management positions at FastForward Networks, Inc., a developer of multi-streaming media technology; Panasas, Inc., a provider of network-attached storage technology; NetApp, Inc., a provider of data storage solutions; and Sun Microsystems, Inc., a provider of computer hardware, software and information technology services. Mr. Mehta holds an M.S. in computer engineering from Rice University and an M.B.A. from the University of California, Berkeley.

Mr. Mehta’s Qualifications: Our board of directors believes that Mr. Mehta’s management experience and his information technology and data storage industry experience give him a breadth of knowledge and valuable understanding of our industry which qualify him to serve on our board of directors.

James J. Goetz has served as a director since December 2007. Mr. Goetz has been a Managing Member of Sequoia Capital Operations, LLC, a venture capital firm, since 2004. Mr. Goetz has served on the board of directors of Barracuda Networks, Inc. since July 2009; Palo Alto Networks, Inc. since April 2005; and a number of privately held companies. Mr. Goetz also served on the boards of directors of Jive Software, Inc. from August 2007 to December 2015 and Ruckus Wireless, Inc. from July 2012 to February 2015. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati.

Mr. Goetz’s Qualifications: Our board of directors believes that Mr. Goetz’s investment experience in the information technology and enterprise storage industries gives him a breadth of knowledge and valuable insight regarding our business which qualify him to serve on our board of directors.

William D. “BJ” Jenkins, Jr. has served as a director since March 2015. Mr. Jenkins has served as President, Chief Executive Officer and a board member of Barracuda Networks, Inc. since November 2012. Previously, he served as President of EMC’s Backup Recovery Systems (BRS) Division. Mr. Jenkins joined EMC in 1998 and held a wide range of senior leadership roles within EMC before becoming President of the BRS Division, including serving as Chief of Staff for the division. Over the years, Mr. Jenkins also held the positions of Senior Vice President of Global Marketing; Vice President of Telecom, Media and Entertainment and Outsourcing Sales; Vice President of Global Field Marketing and Director of Operations Global Channels. Mr. Jenkins is a graduate of the University of Illinois, where he earned a B.S. degree in general engineering, and received his M.B.A. from Harvard Business School. Mr. Jenkins has served on the board of directors of Apigee Corp. since September 2013.

Mr. Jenkins’ Qualifications: Our board of directors believes that Mr. Jenkins’s experience in the information technology and data storage industries give him a breadth of knowledge and valuable insight regarding our business which qualify him to serve on our board of directors.

Ping Li has served as a director since March 2011. Mr. Li has been a partner at Accel Partners, a venture capital firm, since 2004. Mr. Li serves on the boards of a number of private companies. Prior to Accel, Mr. Li worked at Juniper Networks, Inc., a provider of network infrastructure and services, as a Senior Product Line Manager and Director of Corporate Development from 2000 to 2004. Mr. Li also served as a strategy consultant for McKinsey & Company, a management consulting firm, advising technology clients in their growth strategies, from 1998 to 1999. Mr. Li holds an A.B. from Harvard University with honors and an M.B.A. from the Stanford Graduate School of Business.

Mr. Li’s Qualifications: Our board of directors believes that Mr. Li’s investment experience in the information technology and data storage industries give him a breadth of knowledge and valuable insight regarding our business which qualify him to serve on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 5, 2016, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 84,158,746 shares of common stock outstanding as of May 5, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or subject to settlement or that will become exercisable or subject to settlement within 60 days of May 5, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Nimble Storage, Inc., 211 River Oaks Parkway, San Jose, California 95134.

Name of Beneficial Owner	Number of Shares Owned (#)	Shares Issuable Within 60 Days (#)	Shares Issuable Pursuant to Options within 60 Days(#)	Total Shares Beneficially Owned(#)	Percentage of Shares Beneficially Owned(%)
5% Stockholders:
Entities Affiliated with Sequoia Capital(1)	6,470,108	-	-	6,470,108	7.7
Wellington Management Group LLP(2)	4,470,739	-	-	4,470,739	5.3
FMR LLC(3)	9,941,261	-	-	9,941,261	11.8

Named Executive Officers:
Suresh Vasudevan(4)	701,167	-	2,678,333	3,379,500	3.9
Anup Singh(5)	471,830	4,687	20,833	497,350	*
Varun Mehta(6)	6,621,321	-	166,665	6,787,986	8.0
Denis Murphy	52,125	58,750	-	110,875	*
Umesh Maheshwari(7)	4,857,316	-	397,808	5,255,124	6.2

Non-Employee Directors:
Frank Calderoni(8)	211,053	5,478	-	216,531	*
James J. Goetz(9)	6,692,931	-	-	6,692,931	8.0
William D. “BJ” Jenkins, Jr.	3,903	3,903	-	7,806	*
Jerry M. Kennelly(10)	83,811	5,328	-	89,139	*
Ping Li(11)	265,699	5,188	-	270,887	*
William J. Schroeder(12)	175,560	5,310	-	180,870	*
All executive officers and directors as a group (10 persons)(13)	15,279,400	88,644	3,316,566	18,223,875	20.9
*	Represents beneficial ownership of less than one percent.

(1)

Represents (i) 5,075,096 shares held by Sequoia Capital XII, LP, (ii) 189,900 shares held by Sequoia Technology Partners XII, LP, (iii) 542,412 shares held by Sequoia Capital XII Principals Fund, LLC and (iv) 662,700 shares held by SC US GF V Holdings, Ltd. Sequoia Capital U.S. Growth Fund V, L.P. and Sequoia Capital USGF Principals Fund V, L.P. together own 100% of the outstanding ordinary shares of SC US GF V Holdings, Ltd. SC XII Management, LLC is the general partner of Sequoia Capital XlI, L.P. and Sequoia Technology Partners XlI, L.P., and is the managing member of Sequoia Capital XII Principals Fund, LLC (collectively, the “Sequoia Capital XII Funds”). The managing members of SC XlI Management, LLC are Roelof Botha, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SC XII Management, LLC, including James J. Goetz, a member of our board of directors, may be deemed to share beneficial ownership of the shares held by the Sequoia Capital XII Funds. SC US (TTGP), LTD. is the general partner of SCGF V Management, L.P., which is the general partner of each of Sequoia Capital U.S. Growth Fund V, L.P. and Sequoia Capital USGF Principals Fund V, L.P. (collectively, the “Sequoia Capital GFV Funds”). The directors and stockholders of SC US (TTGP), LTD. that exercise voting and investment discretion with respect to the Sequoia Capital GFV Funds’ investments are Roelof Botha, Scott Carter, James J. Goetz, Michael Goguen, Patrick Grady, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each such person, including Mr. Goetz, may be deemed to share beneficial ownership of the shares held by SC US GF V Holdings, Ltd. The address of each of the entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(2)

As of December 31, 2015, based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2016 filed by Wellington Management Group LLP, or Wellington. The Schedule 13G/A reported that Wellington had shared voting power as to 3,489,596 shares of common stock and shared dispositive power as to 4,470,739 shares of common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(3)

As of December 31, 2015, based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2016 jointly by FMR LLC, or FMR, and Abigail P. Johnson, as Director, Vice Chairman, Chief Executive Officer and President of FMR. The Schedule 13G/A reported that FMR had sole voting power as to 432,404 shares of common stock and sole dispositive power as to 9,941,261 shares of common stock. The Schedule 13G/A also reports FMR is a parent holding company, and the following entities beneficially own shares of our common stock being reported: Fidelity Management & Research (Hong Kong) Limited, FMR Co., Inc.. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)	Includes 168,056 shares that are unvested and exercisable.

(5)

Represents (i) 355,926 shares of common stock held in the Singh Family Trust, of which Mr. Singh is a co-trustee, (ii) 57,952 shares of common stock held in the Anup V. Singh 2013 Grantor Retained Annuity Trust, of which Mr. Singh is a co-trustee, and (iii) 57,952 shares of common stock held in the Monisha Singh 2013 Grantor Retained Annuity Trust, of which Mr. Singh is a co-trustee.

(6)

Represents (i) 104 shares of common stock held directly by Mr. Mehta, (ii) 4,121,217 shares held in the Mehta Family Trust, of which Mr. Mehta is a co-trustee, (iii) 600,000 shares held in the Jai Vir Mehta 2012 GST Trust, of which Mr. Mehta is a co-trustee, (iv) 650,000 shares held in the Jai Vir Mehta Trust, of which Mr. Mehta is a co-trustee, (v) 600,000 shares held in the Kimaya Jia Mehta 2012 GST Trust, of which Mr. Mehta is a co-trustee, and (vi) 650,000 shares held in the Kimaya Jia Mehta Trust, of which Mr. Mehta is a co-trustee.

(7)

Represents (i) 86,058 shares of common stock held directly by Dr. Maheshwari, (ii) 1,108,000 shares held in the Maheshwari Children’s Trust, of which Dr. Maheshwari is a co-trustee, (iii) 2,163,258 shares held in the Umesh Maheshwari 2015 Revocable Trust, of which Dr. Maheshwari is a trustee, and (iv) 1,500,000 shares held in the Umesh Maheshwari 2015 GRAT, of which Dr. Maheshwari is a trustee.

(8)	Includes 4,064 shares that are unvested and subject to our right of repurchase as of May 5, 2016.

(9)

Represents (i) 217,931 shares of common stock held directly by Mr. Goetz, (ii) 4,892 shares of common stock held in the Goetz Children’s Trust, of which Mr. Goetz is a co-trustee, and (iii) shares held by entities affiliated with Sequoia Capital. See footnote (1) above regarding Mr. Goetz’s relationship to entities affiliated with Sequoia Capital.

(10)

Represents (i) 10,652 shares of common stock held directly by Mr. Kennelly, (ii) 70,000 shares of common stock held in The Kennelly Family Delaware Dynasty Trust, of which Mr. Kennelly is a co-trustee, 22,917 shares of which were unvested and subject to our right of repurchase as of May 5, 2016, and (iii) 3,159 shares of common stock held by Kennelly Partners, L.P., of which Mr. Kennelly is a general partner.

(11)

Represents (i) 5,188 shares of common stock held directly by Mr. Li, (ii) 256,850 shares held in the Li Family Trust, of which Mr. Li is a co-trustee, and (iii) 3,661 shares held in the Li Family GST Exempt Trust, of which Mr. Li is a co-trustee.

(12)

Represents (i) 15,560 shares of common stock held directly by Mr. Schroeder, and (ii) 160,000 shares held in the William J. and Marilee J. Schroeder Revocable Trust dated 11-1-1993, of which Mr. Schroeder is a co-trustee, 15,000 shares of which were unvested and subject to our right of repurchase as of May 5, 2016.

(13)

Represents (i) 15,279,400 shares of issued and outstanding stock, 41,981 shares of which were unvested and subject to our right of repurchase as of May 5, 2016, (ii) 2,865,831 shares of common stock that our directors and executive officers as a group have the right to acquire from us within 60 days of May 5, 2016 pursuant to the exercise of stock options and (iii) 88,644 shares of common stock that our directors and executive officers as a group have the right to acquire from us within 60 days of May 5, 2016 pursuant to settlement of RSUs. Excludes the shares of stock beneficially owned by Dr. Maheshwari.

EXECUTIVE OFFICER BIOGRAPHIES

The names of our executive officers, their ages as of May 5, 2016 and their positions are shown below.

Name	Age	Position(s)
Suresh Vasudevan	45	Chief Executive Officer and Chairman
Anup Singh	45	Chief Financial Officer
Varun Mehta	54	Founder, Vice President of Product Operations and Director
Umesh Maheshwari	47	Founder, Chief Technology Officer
Denis Murphy	51	Vice President of Worldwide Sales

The board of directors chooses executive officers, who serve at the discretion of our board. There is no family relationship between any of the directors or executive officers and any other director or executive officer of the Company.

Each of Messrs. Vasudevan’s and Mehta’s biographies is the section entitled “Director Biographies – Continuing Directors.”

Anup Singh has served as our Chief Financial Officer since November 2011. Previously, Mr. Singh served as Chief Financial Officer at Clearwell Systems, Inc., a developer of an enterprise-class e-discovery management platform, from September 2007 to July 2011. Prior to Clearwell, he held leadership positions in finance at Asurion, LLC, Trimble Navigation Limited, At Home Corporation (doing business as Excite@Home), 3Com Corporation and Ernst & Young LLP. Mr. Singh holds B.A. and M.A. Honors degrees in Economind Management Science from Cambridge University, where he was a Cambridge Commonwealth Trust scholar, and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Umesh Maheshwari has served as our Chief Technology Officer since November 2007 and was a founder of our Company. From March 2003 to November 2007, he held positions at Data Domain, most recently as Technical Director. From January 2001 to March 2003, Dr. Maheshwari held positions at Zambeel, Inc., a maker of scalable file servers, most recently as Principal Engineer. Dr. Maheshwari holds a Ph.D. in computer science from the Massachusetts Institute of Technology and a B.Tech. in computer science from the Indian Institute of Technology Delhi.

Denis Murphy has served as our Vice President of Worldwide Sales since May 2015. Previously, Mr. Murphy served as a consultant advising early stage technical founders from January 2014 to May 2015. From February 2013 to August 2013 he served as Managing Director of the Americas for Anaplan Corporation, an enterprise planning cloud company. From April 2012 to August 2012, he served as Vice President of Worldwide Sales at Nicira, Inc., a software-defined networking company acquired by VMware, Inc. in August 2012, and from September 2003 to April 2012, Mr. Murphy served as Senior Vice President of Sales, Americas at Riverbed Technology. From August 2013 to January 2014 and from August 2012 to February 2013, Mr. Murphy was unemployed. Mr. Murphy holds an M.B.A. from Thunderbird School of Global Management and a B.S.E.E. in electrical engineering from the University of Massachusetts, Amherst.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation philosophy established for our NEOs, the design of our executive compensation program, the process used to examine performance in the context of our executive pay decisions and the factors considered in making those decisions for each NEO listed below.

Suresh Vasudevan	Chief Executive Officer and President
Anup Singh	Chief Financial Officer
Varun Mehta	Vice President of Product Operations
Denis Murphy	Vice President of Worldwide Sales
Umesh Maheshwari	Chief Technology Officer

In May 2015, Mr. Murphy joined the Company as our Vice President of Worldwide Sales. Mr. Mehta was our Vice President of Engineering during Fiscal 2016 and became our Vice President of Product Operations in April 2016. In November 2015, our board of directors determined that Dr. Maheshwari is no longer an officer as defined in Rule 16a-1 under the Exchange Act or an executive officer as defined in Rule 3b-7 under the Exchange Act. Dr. Maheshwari is included in this proxy statement as an NEO for Fiscal 2016 pursuant to Regulation S-K, Item 402(a)(3)(iv).

Exit from Emerging Growth Company Status

Beginning in Fiscal 2016, we no longer qualified as an emerging growth company under the SEC’s rules. With our new status, this year we are required to provide expanded and enhanced disclosure in our proxy statement, including this Compensation Discussion and Analysis and certain additional disclosure tables and associated footnotes. Also included for the first time are an advisory vote on NEO compensation (Proposal 2) and an advisory vote on the frequency of our say-on-pay vote (Proposal 3).

Executive Summary

Business Overview and Guiding Principles

Our mission is to engineer and deliver the industry’s most efficient predictive flash storage platform. Our innovative technology combines flash storage with predictive analytics to predict and prevent the app-data gap that causes application delays and impacts productivity. We believe our target market presents a substantial growth opportunity as applications and data grow in volume and diversity, creating new risks, opportunities and challenges. Our strategy depends on our continued discipline in investing in innovation and bringing this innovation to market in order to capture this tremendous growth opportunity.

We operate in the highly competitive and rapidly evolving data storage market. Our ability to innovate, grow and ultimately succeed is directly correlated to our ability to attract, incentivize and retain talented and seasoned technology leaders who are experts in their fields and innovate on product offerings and business strategy, while retaining financial discipline. Our Compensation Committee believes our executive compensation program will attract, incentivize and retain our executive officers to realize our mission, thereby increasing value for our stockholders.

Compensation Philosophy

We believe that a well-designed compensation program should align our executive officers’ interests with the drivers of stockholder returns and profitable growth, support achievement of the Company’s primary business goals, and attract top-notch executive officers whose talents and contributions sustain the growth in long-term stockholder value. Our Compensation Committee believes that our executive compensation program appropriately balances short-term and long-term strategic objectives and directly links compensation to stockholder value by providing short-term bonuses that are tied to our revenue and non-GAAP operating income performance and by granting long-term and performance-based equity incentive awards.

From the inception of our Company to our initial public offering, we had a compensation philosophy and program with a significant weighting towards long-term equity incentives versus cash compensation as compared to our compensation peer group. Our Compensation Committee believed that as an early stage company this was the most effective way to retain our key executive officers and critical talent and align compensation to increasing long-term value for our stockholders. Since our initial public offering approximately two and a half years ago, we have continued to update our executive compensation program to match our maturity, size, scale and growth, including slowly increasing our executive officers’ total target cash compensation while reducing the equity incentive portion. Going forward into Fiscal 2017, we made additional changes to our executive compensation program that we believe will further align with stockholder returns and profitable growth.

Compensation Policies and Practices

In addition to strong alignment of pay with our performance and the performance of our NEOs, we are committed to good governance policies and practices, including the following:

What We Do

•     We tie pay to performance-based cash and equity incentives

•     All executive officers are “at-will” employees and do not have fixed term employment agreements

•     We use a mix of short-term and long-term incentives

•     Our Compensation Committee is 100% independent

•     Our Compensation Committee has retained an independent compensation consultant

•     Our Compensation Committee conducts an annual review of our compensation strategy and executive officers’ compensation

•     Our Compensation Committee sets an overall equity budget at the beginning of the fiscal year

•     Our Compensation Committee reviews the risks associated with and succession strategies in place for our key executive positions and most critical positions on at least an annual basis and facilitates review by the full board of directors on at least an annual basis

•     Our Lead Independent Director is a member of the Compensation Committee (since April 2016)

•     We are recommending that our stockholders approve an annual say-on-pay vote (see Proposal 3)

What We Don’t Do

•     We do not provide pensions or supplemental retirement benefits to our executive officers

•     We do not provide our executive officers with perquisites during or after employment that are not available to all employees generally

•     We do not provide tax gross-ups

•     We do not allow short sales, hedging of stock ownership positions or transactions involving derivatives of our common stock

Fiscal 2016 NEO Compensation Program

When our Compensation Committee established the Fiscal 2016 NEO compensation program, it endeavored to design a program that aligned compensation with our performance and the performance of our NEOs by incorporating performance measures into our short-term and long-term incentive programs. Mr. Murphy’s compensation was established in connection with his appointment as Vice President of Worldwide Sales in May 2015.

Compensation Component	Decision	Weighting of Fiscal 2016 Performance Measures
Base Salary	All NEOs (other than Mr. Murphy): no change from Fiscal 2015 Mr. Murphy: established when he joined the Company in May 2015	N/A
Cash-Based Incentives(1)	All NEOs (other than Mr. Murphy): no change from Fiscal 2015 Mr. Murphy: established when he joined the Company in May 2015	All NEOs (other than Mr. Murphy): 50% Revenue 50% Non-GAAP Operating Income Mr. Murphy: 75% Bookings 25% Gross Margin
Long-term Equity Incentives – Performance Stock Units	All NEOs (other than Mr. Murphy): 40% of total Long-term Equity Incentives Mr. Murphy: 21% of total Long-term Equity Incentives	All NEOs (other than Mr. Murphy): 50% Revenue 50% Non-GAAP Operating Income Mr. Murphy: 50% Non-GAAP Operating Income 50% Bookings
Long-term Equity Incentives – Restricted Stock Units	All NEOs (other than Mr. Murphy): 60% of total Long-term Equity Incentives Mr. Murphy: 79% of total Long-term Equity Incentives	N/A
Additional Long-term Equity Incentives for our Founders	VP of Product Operations and CTO: retention RSUs vesting over three years 50% at the end of year two and 50% of the end of year three	N/A
(1)

For Fiscal 2016 only, the dollar value of the bonuses awarded to each of our NEOs other than Mr. Murphy was converted into fully vested restricted stock units, or RSUs, on March 9, 2016 based on the fair market value of our common stock on March 8, 2016.

Fiscal 2016 was the second fiscal year that we used performance stock units, or PSUs, as a vehicle for delivering a long-term equity incentive compensation opportunity to all of our NEOs. For our NEOs other than Mr. Murphy, the number of PSUs earned and eligible to vest are determined after a one-year performance period. Earned PSUs vest on the following schedule: 25% vest immediately upon the performance determination and the remainder vest as to 12.5% of the earned PSUs semi-annually over the next three years, subject to continued service. Our Compensation Committee believed that setting a one-year performance period was appropriate for Fiscal 2016 due to the trajectory of our top-line revenue growth and operating income leverage which make it difficult to accurately project performance in a manner necessary to set appropriate targets. Our Compensation Committee also believed that adding a time-based vesting requirement for any earned PSUs was important to provide additional retention incentives for our NEOs.

In addition, at the end of Fiscal 2015, our Compensation Committee awarded our Founders, Mr. Mehta and Dr. Maheshwari, additional retention RSUs that vest 50% on March 10, 2017 (the second anniversary of the vesting commencement date) and 50% on March 10, 2018 (the third anniversary of the vesting commencement date). Our Compensation Committee believes it is critical to retain our Founders because of their innovation, leadership and management skills and abilities related to engineering and product development. In addition, the Compensation Committee felt that our Founders’ unvested equity holdings prior to these retention grants were insufficient to ensure retention.

Consistent with our Compensation Committee’s philosophy and as illustrated below, 94% of our Chief Executive Officer’s and 90% of our other NEOs’ Fiscal 2016 total target direct compensation was variable, meaning that the amount of realized compensation varied based on our actual performance against pre-determined goals in the case of cash-based bonuses and PSUs and the performance of our stock price in the case of RSUs.

[1]

The “Average Other NEOs 2016 Target Pay Mix” chart excludes the 185,000 new-hire RSUs granted to Mr. Murphy and the retention RSUs granted to Mr. Mehta and Dr. Maheshwari because those grants are non-recurring and including those grants would further weight the pay mix towards variable pay.

Results and Business Summary

Our Fiscal 2016 financial results did not meet our expectations. As a result, for Fiscal 2016 our NEOs earned significantly below target cash-based bonuses and PSUs, further reinforcing our pay-for-performance philosophy.

Nevertheless, during Fiscal 2016 we grew our business through a period of unprecedented change in the data storage industry:

•	Revenue increased to $322.2 million for Fiscal 2016 from $227.7 million for Fiscal 2015, representing year-over-year Revenue growth of 42%

•	Non-GAAP Operating Loss[1] decreased as a percentage of Revenue to -11% for Fiscal 2016 from -17% for Fiscal 2015

•	Total Cash increased $2.8 million to $211.2 million for Fiscal 2016

[1]

Non-GAAP Operating Loss for Fiscal 2016 is defined as our Operating Loss adjusted to exclude stock-based compensation. For supplemental information and a reconciliation to accounting principles generally accepted in the United States of America (U.S. GAAP), see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for Fiscal 2016. Non-GAAP adjusted measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with U.S. GAAP.

The following charts show the top line Revenue growth and operating leverage achieved since our fiscal year ended January 31, 2013:

*	Chart created by Nimble Storage

We also continued to make significant strides in our evolution as an industry leader in data storage with our Predictive Flash Platform.

•	Grew our global end-customer base to 7,580 end-customers at the end of Fiscal 2016, which represents an increase of more than 2,600 end-customers during the fiscal year

•	Achieved an inaugural net promoter score of 85, which we believe is a high score compared even to marquee brands in the technology industry, confirming our unwavering commitment to customers success

•

Launched our AF-Series All Flash Arrays, which combine the high performance of flash with our InfoSight cloud-based management software to deliver the performance, scalability and availability required to optimize high performance applications

•

SmartStack, a range of integrated infrastructure solutions jointly developed by the Company and Cisco that combine our arrays with the Cisco Unified Computing System, became a “Cisco Validated Design” which further increased the joint engineering and marketing investment by Cisco and the Company, and significantly strengthened the appeal of SmartStack to joint Cisco and Company channel partners

•	Named a Leader in the Gartner Magic Quadrant for General Purpose Disk-Arrays[3]

[2]

Non-GAAP Operating Margin is defined as our Non-GAAP Operating Loss as a percentage of total Revenue. EBITDA Margin is defined as our Adjusted EBITDA (which is our net loss, adjusted to exclude stock-based compensation, interest income, provision for income taxes and depreciation) as percentage of total Revenue. For supplemental information and a reconciliation to U.S. GAAP, see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for Fiscal 2016 and Fiscal 2015. Non-GAAP adjusted measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with U.S. GAAP.

[3]

Gartner “Magic Quadrant for General-Purpose Disk Arrays,” written by Stanley Zaffos, Roger W. Cox, Valdis Filks, and Santhosh Rao October 21, 2015. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

The Gartner Report(s) described herein, (the “Gartner Report(s)”) represent(s) research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this Proxy Statement) and the opinions expressed in the Gartner Report(s) are subject to change without notice.

Realizable Compensation

We believe the strong pay-for-performance orientation in our NEO compensation program aligns the short-term and long-term interests of our stockholders and our NEOs. We believe the strength of this alignment is demonstrated through a comparison of realizable pay versus the compensation reported in the Summary Compensation Table. Realizable pay is calculated using the closing price of our common stock on January 29, 2016, the last trading day of Fiscal 2016, multiplied by the number of shares underlying the equity awards. In contrast, the Summary Compensation Table presents the value of awards using the grant date fair value, as required by SEC rules. The value reported in the Summary Compensation Table reflects the accounting costs of equity awards and does not correspond to the actual economic value that may be realized by NEOs. As may be expected, the grant date fair value can differ significantly from both realizable value and the actual value that is ultimately realized by the NEO. The value of equity awards is a function of the performance of our common stock over time: if our stock price increases, the value of equity awards increases and our NEOs benefit; if our stock price decreases, the value of equity awards decreases and our NEOs may not realize some or any of the potential value of the equity awards. The following graphs illustrate the difference between the compensation values as reported in the Summary Compensation Table and realizable compensation for our Chief Executive Officer and all other NEOs for Fiscal 2015 and 2016.

[1]	SCT is an abbreviation of Summary Compensation Table.
[2]

The “All Other NEOs Compensation” chart excludes the one-time new hire RSU granted to Mr. Murphy, but includes the retention RSUs granted to Mr. Mehta and Dr. Maheshwari. PSUs tied to performance periods that have not yet been completed are included at the target number.

As shown in the “CEO Compensation” graph, our Chief Executive Officer’s aggregate total direct compensation as reported in the Summary Compensation Table for Fiscal 2015 and Fiscal 2016 was approximately $12.7 million. His realizable pay over that time period, however, is less than $3.4 million (calculated as of January 29, 2016 using the closing price for our common stock of $6.57 per share).

Over Fiscal 2015 and Fiscal 2016, the Company’s Total Stockholder Return, or TSR, was a disappointing -84.8%. We believe the comparison between realizable pay and change in TSR is a simple, yet effective, representation of our alignment between pay and performance.

Looking Ahead to Executive Compensation for Fiscal 2017

At the beginning of Fiscal 2017, our Compensation Committee determined it would make changes to the executive compensation program to reflect our maturity as a publicly-traded company, to better align our overall compensation mix and weighting of components with our compensation peer group and to further align our executive officers’ interests with the drivers of stockholder returns and profitable growth. The changes made for Fiscal 2017 include:

•

Increased the proportion of total target cash compensation (base salary and annual performance-based bonus) versus target long-term equity incentives, while continuing to provide total target cash compensation that is generally at or below the median of comparable executive officers in our compensation peer group

•

Reduced our Chief Executive Officer’s total target compensation from approximately $6.8 million for Fiscal 2016 to $4.4 million for Fiscal 2017, largely as a result of the reduction in the target value of his target long-term equity incentive compensation

•

Reduced the target value of long-term equity incentive compensation as compared to previous years for all of our NEOs; for example, the intended value of the Fiscal 2017 equity award to our Chief Executive Officer was reduced by approximately 41.7% from approximately $6.0 million for Fiscal 2016 to approximately $3.5 million for Fiscal 2017

•	Changed the PSU performance measures as follows:

¡

50% of the PSUs will be deemed earned based on the attainment against pre-established Revenue and Non-GAAP Operating Income targets over a one-year period with 33.3% of the earned PSUs, if any, vesting immediately upon determination of the total earned PSUs and the remaining 66.7% vesting semi-annually over the following two years

¡

50% of the PSUs will be deemed earned if the Company’s TSR compared to the TSR of the Russell 2000 index for the applicable one-year, two-year or three-year performance period equals or exceeds pre-established targets, as discussed under “—Fiscal 2017 Executive Compensation”

•

Adjusted the mix between PSUs and RSUs for our Chief Executive Officer from 40% PSUs and 60% RSUs in Fiscal 2016 to 50% PSUs and 50% RSUs for Fiscal 2017 to tie a greater portion of his long-term equity incentive compensation to our performance over one-year, two-year and three-year periods

•	For all RSUs, reduced the vesting period from four years to three years

Compensation-Setting Process

Roles of our Compensation Committee, Chief Executive Officer and Compensation Consultant

Our Compensation Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving our executive compensation strategy to ensure that it promotes our strategic and tactical objectives, provides appropriate rewards and incentives for our executive officers, and promotes stockholder interests. At least annually, our Compensation Committee reviews and approves the goals and objectives to be considered in determining our executive officers’ compensation and evaluates their performance in light of these goals and objectives.

When making determinations as to our executive compensation program and approving our executive officers’ compensation, our Compensation Committee considers input from its independent compensation consultant and the recommendations of our Chief Executive Officer and human resources department. Our Chief Executive Officer regularly attends Compensation Committee meetings during which executive officer compensation practices and pay levels are considered. Our Chief Executive Officer provides his input and recommendations, but he does not participate in any sessions during which his compensation is discussed. In the case of the Chief Executive Officer, our Compensation Committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our Compensation Committee retained Compensia, Inc., or Compensia, as its independent compensation consultant to assist with a review of our executive officer compensation for Fiscal 2016 and Fiscal 2017. Specifically, Compensia was engaged to:

•	provide data for the establishment of a peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our Chief Executive Officer and other executive officer compensation practices and equity grant profile relative to market practices;

•

review and assess our current compensation programs relative to market so as to determine whether any changes may be appropriate to remain competitive with our peer group and general technology company practices; and

•	review market practices on employee stock purchase plans and equity grant programs.

Other than the services described above, Compensia has not provided the Company or our Compensation Committee with any other services. Representatives of Compensia attended our Compensation Committee’s regular meetings, including independent director sessions, from time to time without any members of management present. Compensia works directly with our Compensation Committee (and not on behalf of management) to assist it in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee’s approval. Our Compensation Committee believes that Compensia does not have any conflicts of interest in advising it under applicable SEC rules and New York Stock Exchange listing standards.

Use of Market Competitive Information

When evaluating our executive compensation program and making compensation decisions, our Compensation Committee uses comparative benchmark data drawn from our compensation peer group that is updated annually, as well as other market compensation reports and surveys, to ensure that it remains informed of current practices when making compensation decisions and that our executive compensation program and its elements are consistent and competitive with the market. Although our Compensation Committee reviews comparative data at the 50th and 75th percentiles of our compensation peer group, it does not apply specific or inflexible formulas to determine our NEOs’ compensation level or mix. Instead, our Compensation Committee subjectively determines the compensation program for our executive officers, based on the experience and business judgment of its members in setting compensation, supplemented by competitive market data and input from Compensia. This allows our Compensation Committee to retain flexibility within the compensation program in order to respond to and adjust for specific circumstances and our evolving business environment. Our Compensation Committee also takes into account the input of our Chief Executive Officer (other than with respect to his own compensation) and his assessment of our executive officers’ roles, responsibilities, experience and internal peer comparisons.

Our Compensation Committee, with input from Compensia and management, reviews the compensation peer group annually so that its composition remains appropriate. When determining the composition of the compensation peer group used to design the Fiscal 2016 executive compensation program, our Compensation Committee, with input from Compensia and management, considered companies that it believed:

•	had revenue that was 0.5x – 2.5x the Company’s estimated revenue for Fiscal 2015;

•	had market capitalizations of 0.25x to 4.0x the Company’s market capitalization in November 2014;

•	were similar in size in terms of revenue, headcount and net income;

•	were similar to the Company in key characteristics, including being high growth/high performance companies;

•	were likely to be talent competitors at the executive level;

•	were from a similar product or technology area; and

•	were similarly situated in that they recently completed their initial public offerings and had one or more of the other features listed above.

Based on these selection criteria, in November 2014 our Compensation Committee approved a compensation peer group for Fiscal 2016 that included the following publicly traded companies:

Commvault Systems, Inc.	Jive Software, Inc.	ServiceNow, Inc.
Cornerstone On Demand, Inc.	NetSuite Inc.	Silver Spring Networks, Inc.
FireEye, Inc.	Palo Alto Networks, Inc.	SolarWinds, Inc.
Fortinet, Inc.	Proofpoint, Inc.	Splunk, Inc.
Gigamon Inc.	Qlik Technologies, Inc.	Tableau Software, Inc.
Imperva, Inc.	Rocket Fuel Inc.	The Ultimate Software Group, Inc.
Infoblox Inc.	Ruckus Wireless, Inc.	Violin Memory, Inc.

Our Compensation Committee selected these companies because, at the time, it believed they provided the best comparison for evaluating and understanding the competitive market for our executive officers.

At the end of Fiscal 2016, our Compensation Committee conducted its annual review of the compensation peer group with input from Compensia and management. Our Compensation Committee determined that because of the significant decrease in our market capitalization during Fiscal 2016, some of the Fiscal 2016 peers were no longer appropriate comparables because, among other things, their market capitalization and/or revenue was no longer in line with ours. For Fiscal 2017, our Compensation Committee, with input from Compensia and management, considered peers with similar revenue in the range of 0.5x to 2.5x our revenue and market capitalization in the range of 0.25x to 4.0x our market capitalization. Our Compensation Committee also evaluated the companies that we compete with for talent and the companies that included us in their compensation peer groups. Our Compensation Committee removed 15 companies and added 10 companies to the Fiscal 2017 compensation peer group. The companies comprising the updated compensation peer group are as follows:

Barracuda Networks, Inc.	Imperva Inc.	Proofpoint, Inc.
Bazaarvoice, Inc.	Infoblox Inc.	Pure Storage, Inc.
Calix, Inc.	Ixia	Ruckus Wireless, Inc.
Callidus Software Inc.	Jive Software, Inc.	TiVo Inc.
Cornerstone On Demand, Inc.	LogMeln, Inc.	VASCO Data Security
Gigamon Inc.	Progress Software Corporation	International, Inc.

Based on its assessment of our NEOs’ total direct target compensation as compared to comparable executive officers at companies in the updated compensation peer group, our Compensation Committee made several changes to our executive compensation program as discussed under “—Fiscal 2017 Executive Compensation,” including decreasing the total target compensation for our Chief Executive Officer from approximately $6.8 million for Fiscal 2016 to $4.4 million for Fiscal 2017, largely driven by the reduction of the amount of his target equity grant from approximately $6.0 million for Fiscal 2016 to approximately $3.5 million for Fiscal 2017.

Components of NEO Compensation and Fiscal 2016 Results

Overview

Three primary components make up our executive compensation program: base salary, annual incentive awards and long-term equity incentive awards.

Element	Form	Purpose	Benefit to Stockholders
Base Salary	Cash

Provides a competitive level of pay that reflects the executive officer’s experience, role and responsibilities.

Provides our executive officers a degree of certainty given the amount of compensation that is at-risk.

By providing a competitive fixed source of income, it attracts and retains key executive talent.
Annual Incentive Compensation Awards	Cash or Cash-Based Bonus(1)	Rewards our executive officers for the achievement of annual/short-term financial and operational results.	Variable “at-risk” compensation that aligns our executive officers’ and stockholders’ interests by promoting strong annual revenue and operating results.
Long-Term Equity Incentive Awards	Equity granted in the form of PSUs	Rewards our executive officers for the achievement of annual financial and operational results. Encourages focus on longer-term financial and strategic growth that drives stockholder value creation.

Variable “at-risk” compensation that is only earned if pre-established performance objectives are met or exceeded, which aligns our executive officers’ and stockholders’ interests.

Also retains key executive talent through multi-year vesting of earned PSUs.

Long-Term Equity Incentive Awards	Equity granted in the form of RSUs	Encourages focus on longer-term stockholder value creation.	Variable compensation that only increases in value if the value of our common stock increases. Retains key executive talent through multi-year vesting.

(1)

For Fiscal 2016 only, the dollar value of the bonuses awarded to each of our NEOs other than Mr. Murphy was converted into fully vested RSUs on March 9, 2016 based on the closing price of our common stock on March 8, 2016. Please see “—Annual Incentive Compensation Plan” for additional information.

Our NEOs also are eligible to receive certain post-employment compensation as discussed under “Executive Compensation Tables and Other Information – Employment, Post-Employment and Change in Control Arrangements” and health and welfare benefits that are available to all of our employees.

Base Salaries

Our Compensation Committee endeavors to set base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment, and to reward individual performance and contributions to our overall corporate goals. Although our Compensation Committee does not adhere to specific or inflexible formulas when determining the amount or mix of an executive officer’s compensation opportunity, historically our Compensation Committee has generally set our NEOs’ base salaries below the median of comparable executive officers in our compensation peer group. In January 2015, our Compensation Committee reviewed our NEOs’ base salaries and, based on competitive market data provided by Compensia and other materials relevant to its deliberations, determined that no adjustments would be made to the base salaries of our continuing NEOs for Fiscal 2016.

For Fiscal 2016, each of our NEOs (other than Mr. Murphy) was paid the following base salary:

Suresh Vasudevan	$375,000
Anup Singh	$300,000
Varun Mehta	$280,000
Umesh Maheshwari	$280,000

Annual Incentive Compensation Plan

Our NEOs are eligible to earn a bonus or commissions under our annual incentive compensation plan, which is designed to reward them for delivering corporate financial results relative to pre-established performance objectives for the fiscal year. Because the annual incentive compensation program is entirely performance-based, the final payout, if any, varies from year to year. Our Compensation Committee sets each NEO’s target bonus and the related performance measures during the first quarter of the fiscal year.

For Fiscal 2016, our Compensation Committee established the target bonus opportunity for each NEO as a percentage of his base salary. When establishing the NEOs’ threshold, target and maximum bonus opportunities, our Compensation Committee considered competitive market data provided by Compensia and other materials relevant to its determinations as well as the recommendations of our Chief Executive Officer (except with respect to his target bonus opportunity). Based on its review, our Compensation Committee determined that each NEO’s target bonus opportunity as a percentage of base salary would remain unchanged from those established for Fiscal 2015. For Fiscal 2016, the target bonus opportunity for each NEO (other than Mr. Murphy) was as follows:

NEO	Target Annual Bonus as a Percentage of Base Salary	Annual Bonus at Target
Suresh Vasudevan	100%	$375,000
Anup Singh	50%	$150,000
Varun Mehta	50%	$140,000
Umesh Maheshwari	50%	$140,000

Because neither their base salary nor their Fiscal 2016 target bonus opportunity changed, our NEOs’ target total intended cash-based compensation for Fiscal 2016 remained unchanged from Fiscal 2015.

For Fiscal 2016, our Compensation Committee selected Revenue and Non-GAAP Operating Income as the performance measures that would be used to determine Fiscal 2016 bonuses. Our Compensation Committee selected these performance measures because it believes that growth and operating leverage are the most important measures from a business perspective. Our Compensation Committee weighted these measures equally to promote Revenue growth and to provide an incentive to optimize operating leverage, which we believe are the primary measures stockholders use to assess our performance.

Our Compensation Committee set threshold, target and maximum levels of performance for each measure as well as corresponding bonus payouts of 0%, 100% and 200%, respectively, of an NEO’s target bonus. As a result, the threshold level for a performance measure had to be achieved before an NEO could receive a bonus payout related to that measure. In the event of actual performance between the threshold and target, and target and maximum, performance levels, the bonus payout was to be calculated between each performance level on a straight line basis. Our Compensation Committee set the threshold, target and maximum levels of performance for each measure after considering the Company’s annual operating plan, the trajectory of our top-line revenue growth and our operating income leverage, and set performance levels that it believed were aggressive, but achievable with the successful execution of our annual operating plan.

The following table includes the weighting of each performance measure and the threshold, target and maximum amounts for each of the performance measures (amounts are in thousands, except for percentages):

Performance Measure	Weighting	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)	Payout Range
Revenue	50%	$ 278,484	$348,105	$417,726	0-200%
Non-GAAP Operating Income(1)	50%	($32,730) or less	($27,275)	($21,585) or more(2)	0-200%

(1)

Non-GAAP Operating Income for Fiscal 2016 is defined as our Operating Income adjusted to exclude stock-based compensation. For supplemental information and a reconciliation to accounting principles generally accepted in the United States of America (U.S. GAAP), see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for Fiscal 2016. Non-GAAP adjusted measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with U.S. GAAP.

(2)	For Non-GAAP Operating Income that was more than the target amount of ($27,275), 35% of the overachievement would be added to the bonus pool but payouts were capped at 200% of an NEO’s target bonus.

After the end of Fiscal 2016, our Compensation Committee determined bonus payouts based upon our actual achievement against the pre-established performance levels for each of the measures. Our Fiscal 2016 Revenue of $322.2 million exceeded the threshold level of $278.5 million, but did not achieve the target level of $348.1 million for the Revenue performance measure. As a result, our Compensation Committee determined a bonus payout of 62.8% for the Revenue measure.

Our Fiscal 2016 Non-GAAP Operating Income of approximately ($35.3 million) was lower than the threshold level of approximately ($27.3 million). Because we did not achieve the threshold level for Non-GAAP Operating Income, our Compensation Committee determined there was no bonus payout for the Non-GAAP Operating Income measure.

Applying the weighting of the two performance measures to our actual results, our NEOs were eligible to receive a bonus payout of 31.4% of their total target bonus as set forth below (amounts are in thousands, except for percentages):

Performance Measure	Weighting	Target ($)	Actual Performance Fiscal 2016 ($)	Result as a Percentage of NEO Target
Revenue	50%	348,105	322,215	62.8%
Non-GAAP Operating Income	50%	(27,275)	(35,332)	0%

		Weighted Payout Percentage:		31.4%

Although our Compensation Committee may exercise its discretion in determining the final bonus awards for each NEO based on individual performance and the recommendation of our Chief Executive Officer, when determining the bonus payouts for Fiscal 2016 it did not make any changes to the final award amounts. For Fiscal 2016, the dollar value of each NEO’s bonus was converted into fully vested RSUs using the closing price of our common stock of $7.44 on March 8, 2016, the day prior to the March 9, 2016 RSU grant date. Each NEO’s actual bonus payout and the conversion into RSUs was as follows:

NEO	Target Payout (Percentage of Base Salary)	Payout at Target (100% of Target Award) ($)	Payout at Maximum (200% of Target Award) ($)	Actual Result as a percentage of Target	Actual Bonus Payout for Fiscal 2016(1) ($)	Number of RSUs Issued Upon Conversion
Suresh Vasudevan	100%	375,000	750,000	31.4%	117,776	15,830
Anup Singh	50%	150,000	300,000	31.4%	47,110	6,332
Varun Mehta	50%	140,000	280,000	31.4%	43,970	5,910
Umesh Maheshwari	50%	140,000	280,000	31.4%	43,970	5,910
(1)	The actual bonus payouts were computed using the unrounded actual result of a percentage of target of 31.40647%.

Long-term Equity Incentive Compensation

We use long-term equity incentive compensation in the form of RSUs and PSUs to motivate our NEOs by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock thereby aligning their interests with the long-term interests of our stockholders. Our Compensation Committee determined that for Fiscal 2016, 60% of the equity award for each of our NEOs (other than Mr. Murphy) would be in the form of time-based RSUs and 40% would be in the form of PSUs that will only be earned if pre-established performance objectives over a one-year performance period are achieved.

For Fiscal 2016, our Compensation Committee determined the amount and the mix of the equity awards taking into account market data for similarly situated executive officers at companies in our compensation peer group, length of service, the unvested portion of each executive officer’s outstanding equity awards, as well as our long-term retention objectives and philosophy of achieving a degree of equitable treatment among our NEOs. In granting the PSUs, our Compensation Committee also considered the importance of achieving certain operational and financial objectives for the fiscal year.

The Fiscal 2016 long-term equity incentive awards for our NEOs (other than Mr. Murphy) are set forth below:

NEO	Total Number of Shares Underlying Long-Term Incentive Awards	Number of RSUs (60% of Total)	Number of PSUs at Target (40% of Total)
Suresh Vasudevan	232,378	139,427	92,951
Anup Singh	116,279	69,767	46,512
Varun Mehta	116,279	69,767	46,512
Umesh Maheshwari	116,279	69,767	46,512

Each RSU award vests over a four year period in equal semi-annual installments beginning on September 10, 2015, subject to the NEO’s continued service. In addition to retaining our NEOs through the multi-year vesting period, our Compensation Committee considers the RSUs to be variable compensation because the realized value of the award is dependent on the performance of our common stock.

The PSUs are “at-risk”, performance-based compensation because they are earned only if we meet or exceed the pre-established financial performance measures. If we do not meet the threshold levels for a performance measure, the PSUs will not be earned for that measure and will be forfeited. If we exceed the target for a performance measure, however, the NEOs may earn up to 200% of their target PSUs. The number of shares deemed earned under the PSUs is determined by our Compensation Committee following its evaluation of our actual performance against the target performance levels it set at the beginning of the fiscal year. Following that determination, 25% of the earned PSUs vested on March 10, 2016 and the remainder of the earned PSUs vest in equal parts every six months over the next three years, subject to continued service.

For Fiscal 2016, our Compensation Committee established one-year Revenue and Non-GAAP Operating Income as the performance measures that would be used to determine if the NEOs earned PSUs for Fiscal 2016 because it believes that growth and operating leverage are the most important performance measures from a business perspective. Our Compensation Committee also believed that setting a one-year performance period was appropriate for Fiscal 2016 due to the trajectory of our top-line revenue growth and operating income leverage which make it difficult to accurately project performance in a manner necessary to set appropriate targets. In order to provide additional retention incentives beyond the one-year performance period, our Compensation Committee also added a time-based vesting schedule for the earned PSUs. Our Compensation Committee believed the mix of performance-based objectives and time-based vesting to be appropriate because it incentivizes Company performance and executive retention.

Our Compensation Committee established the same threshold, target and maximum levels of performance for the Revenue and Non-GAAP Operating Income measures as were used for the Annual Incentive Compensation Plan and a corresponding number of each NEO’s target PSUs that would be earned at 0%, 100% and 200% of the performance targets. In the event of actual performance between the threshold and target, and target and maximum performance levels, the number of PSUs earned was to be calculated between each performance level on a straight line basis. The target, threshold, and maximum number of PSUs that could be earned by each NEO was as follows:

NEO	Target Number of PSUs	Number of PSUs Earned at Threshold	Number of PSUs Earned at Target (100% of Target Number)	Number of PSUs Earned at Maximum (200% of Target Number)
Suresh Vasudevan	92,951	0	92,951	185,902
Anup Singh	46,512	0	46,512	93,024
Varun Mehta	46,512	0	46,512	93,024
Umesh Maheshwari	46,512	0	46,512	93,024

Using the same methodology that is discussed under “—Annual Incentive Compensation Plan” above, in March 2016 our Compensation Committee determined that, based on our Revenue and Non-GAAP Operating Income targets for Fiscal 2016, approximately 31.4% of each NEO’s target PSUs were earned and the remainder of the PSUs were forfeited. The following table includes information about each NEO’s target number of PSUs, the result based on our actual performance against the Fiscal 2016 performance measures, the actual PSUs earned based on that performance, and the number of PSUs that were forfeited because they were not earned.

NEO	Target Number of PSUs	Percentage of Target PSUs Earned for Fiscal 2016(1)	Actual Number of PSUs Earned for Fiscal 2016(2)	Number of PSUs Forfeited for Fiscal 2016(3)
Suresh Vasudevan	92,951	31.4%	29,193	63,758
Anup Singh	46,512	31.4%	14,608	31,904
Varun Mehta	46,512	31.4%	14,608	31,904
Umesh Maheshwari	46,512	31.4%	14,608	31,904
(1)	Actual result as a percentage of target was calculated as set forth under “—Annual Incentive Compensation Plan.”

(2)	PSUs earned vested as to 25% of the shares on March 10, 2016 and will vest as to 12.5% of the shares earned every six months over the next three years, subject to the NEO’s continued service.

(3)	Represents the number of PSUs for Fiscal 2016 that were forfeited because they were not earned.

Mr. Murphy’s Compensation

In connection with his appointment as our Vice President of Worldwide Sales, our Compensation Committee approved the terms of the offer made to Mr. Murphy in April 2015. When reviewing the terms of the proposed offer, our Compensation Committee considered Mr. Murphy’s background, his role as the leader of our worldwide sales organization, the expected scope of his responsibilities if he joined the Company and competitive market data for comparable executive officers at similar companies.

Cash Compensation

Mr. Murphy’s Fiscal 2016 base salary was $300,000 and he was eligible to earn target commissions of 100% of his base salary partially based on the achievement of the Company’s monthly Bookings target and partially based on the achievement of the Company’s quarterly Non-GAAP Gross Margin target. For Fiscal 2016, this amount was pro-rated to $225,000 based on Mr. Murphy’s partial year of service. Our Compensation Committee selected Bookings and Non-GAAP Gross Margin as the performance measures in order to reward Mr. Murphy for growth in our Bookings while balancing that growth with the cost of the products sold.

Bookings are internal measures that we use to monitor our business and are not publicly disclosed in any form. As a result, we keep our target Bookings levels and the percentage used to calculate Mr. Murphy’s commissions confidential for both operational and competitive reasons, but generally the Bookings targets are set at levels that would require significant effort to achieve, as evidenced by the less than target amount of Bookings-related commissions that Mr. Murphy earned for Fiscal 2016.

For the portion of Mr. Murphy’s commissions tied to the Non-GAAP Gross Margin performance measure, the Company had to achieve Non-GAAP Gross Margin of 66.0%, 66.5% and 68% in order for Mr. Murphy to receive 50%, 100% and 200%, respectively, of his quarterly payout. For Fiscal 2016, the Company’s Non-GAAP Gross Margins were 67.8% in the second quarter, 66.9% in the third quarter and 66.4% in the fourth quarter resulting in Non-GAAP Gross margin-related payouts for the second and third quarters of Fiscal 2016 but not for the fourth quarter. Non-GAAP Gross Margin is defined as our Gross Margin adjusted to exclude stock-based compensation.

Long-Term Equity Incentive Compensation

Our Compensation Committee granted Mr. Murphy 185,000 new hire RSUs. The RSUs will vest 25% on June 10, 2016 and the remainder of the RSUs will vest in equal parts every six months over the next three years, subject to his continued service.

Our Compensation Committee also granted Mr. Murphy 50,000 PSUs with the right to receive a maximum of 150% of his target PSUs, or 75,000 PSUs. Unlike the PSUs granted to the other NEOs where the performance determination is made one time approximately one year after grant, for Mr. Murphy, the number of PSUs deemed earned is determined annually over four years based on achievement of certain performance measures. The performance measures are weighted 50% based on the achievement of performance against the Non-GAAP Operating Income target used for the other NEOs’ PSUs described under “—Annual Incentive Compensation Plan” and 50% based on our performance against a Bookings target, each as determined by the Chief Executive Officer in-line with the annual operating plan approved by our board of directors for the fiscal year. The PSUs, if any, that are deemed earned following the performance determination for a fiscal year, will vest as to 25% of the PSUs on the following June 10th subject to Mr. Murphy’s continued service.

The percentage of target PSUs earned based on our Non-GAAP Operating Income for the fiscal year was as follows:

Percentage of Measure Achieved	Percentage of Non-GAAP Operating Income Target PSUs Earned for Fiscal Year
Below 90%	0%
90%	50%
91-99%(1)	51-99%
100%	100%
101-119% for Non-GAAP Operating Income(1)	101-149%
120% or above for Non-GAAP Operating Income	150%
(1)	A straight line calculation applies for achievement between the performance thresholds.

In February 2016, our Compensation Committee determined that none of Mr. Murphy’s 12,500 target PSUs had been earned for Fiscal 2016. Our actual Non-GAAP Operating Income of approximately ($35.3 million was 30% under the threshold Non-GAAP Operating Income Target of approximately ($27.3 million), and therefore no PSUs were earned for that measure. Further, we did not achieve the target Bookings measure, so none of the PSUs tied to this measure were earned for Fiscal 2016. As discussed above, Bookings are internal measures that we use to monitor our business and are not publicly disclosed in any form. As a result, we keep the target Bookings levels and the percentages used to calculate the number of PSUs earned confidential for both operational and competitive reasons, but generally the Bookings targets are set at levels that would require significant effort to achieve, as evidenced by the fact that all target PSUs for Fiscal 2016 tied to the achievement of the Bookings target were forfeited.

Additional Fiscal 2016 Equity Awards

Our Compensation Committee believes that it is critical for the Company to retain our Founders, Mr. Mehta and Dr. Maheshwari, given their innovation, leadership and management skills and abilities related to engineering and product development. Based on this belief and after reviewing each NEO’s overall outstanding unvested equity awards, on January 28, 2015 our Compensation Committee granted 155,038 additional RSUs to each of Mr. Mehta and Dr. Maheshwari in order to retain and incentivize them. These RSUs will vest as to 50% of the RSUs on March 10, 2017 and as to the remaining 50% of the RSUs on March 10, 2018, subject to their continued service. This vesting schedule is specifically designed to enhance retention rather than incentivize achievement of annual company goals.

Fiscal 2017 Executive Compensation

At the beginning of Fiscal 2017, our Compensation Committee made changes to the executive compensation program to reflect our maturity as a publicly-traded company, to better align our overall compensation mix and weighting of components with our compensation peer group and to further align our executive officers’ interests with the drivers of stockholder returns and profitable growth. These changes resulted in the reduction of our Chief Executive Officer’s total target compensation from approximately $6.8 million for Fiscal 2016 to $4.4 million for Fiscal 2017, largely as a result of the reduction in the target value of his target long-term equity incentive compensation.

Fiscal 2017 Total Cash Compensation

For Fiscal 2017, our Compensation Committee determined that our NEOs’ (other than Mr. Murphy) total target cash compensation (including both base salaries and bonus targets) versus long-term equity incentives should increase, while continuing to provide cash compensation that is generally below the median total target cash compensation of comparable executive officers in our Fiscal 2017 compensation peer group. The NEOs’ (other than Mr. Murphy) total target cash compensation for Fiscal 2017 and the changes from Fiscal 2016 are as follows:

NEO(1)	Fiscal 2016 Base Salary ($)	Fiscal 2017 Base Salary ($)	Fiscal 2016 Cash-Based Bonus at Target ($)	Fiscal 2017 Cash Bonus at Target ($)	Fiscal 2017 Total Cash at Target ($)	Increase in Total Target Cash Fiscal Year over Fiscal Year
Suresh Vasudevan	375,000	425,000	375,000	425,000	850,000	13.3%
Anup Singh	300,000	325,000	150,000	195,000	520,000	15.6%
Varun Mehta	280,000	288,000	140,000	172,800	460,800	9.7%
(1)	Dr. Maheshwari is excluded from the table because he will not be an NEO for Fiscal 2017.

Mr. Murphy’s total target cash compensation remained unchanged for Fiscal 2017.

Long-Term Equity Incentive Compensation

Our Compensation Committee made several changes to our long-term incentive compensation for Fiscal 2017, including reducing the value of target long-term equity incentives as compared to previous years for all of our NEOs. For example, the intended value of the equity award to our Chief Executive Officer for Fiscal 2016 was approximately $6.0 million and the intended value for the equity award to our Chief Executive Officer for Fiscal 2017 is approximately $3.5 million.

Our Compensation Committee also adjusted the mix between PSUs and RSUs for our Chief Executive Officer from 40% PSUs and 60% RSUs in Fiscal 2016 to 50% PSUs and 50% RSUs for Fiscal 2017 in order to tie a greater portion of his long-term incentives to Company performance, thereby further aligning his compensation to increasing long-term value for our stockholders. The mix of long-term equity incentives for the NEOs other than the Chief Executive Officer will remain at 40% PSUs and 60% RSUs. The long-term equity incentive award amounts and mix are as follows:

NEO(1)	Total Long-Term Equity Incentive Award	Total Number of PSUs at Target(2)	RSUs
Suresh Vasudevan	350,000	175,000	175,000
Anup Singh	250,000	100,000	150,000
Varun Mehta	100,000	40,000	60,000
Denis Murphy	100,000	40,000	60,000
(1)	Dr. Maheshwari is excluded from the table because he will not be an NEO for Fiscal 2017.
(2)

The PSUs are earned based 50% on our performance against certain annual operational performance measures and 50% based on our TSR relative to the Russell 2000 index over one-year, two-year and three-year performance periods.

Our Compensation Committee, in consultation with Compensia and management, determined that the Fiscal 2017 PSUs should include a new TSR performance measure as well as Revenue and Non-GAAP Operating Income performance measures. For Fiscal 2017, the PSU performance measures are:

•

For 50% of the PSUs (which we refer to as the Operational Goals PSUs), the number of shares earned will be determined based on the attainment of defined Revenue and Non-GAAP Operating Income goals over a one year period, and the number of PSUs earned, if any, will vest over three years, with the first 33.3% of the shares vesting upon attainment of the operational goals. The maximum number of shares an NEO may earn under this metric is 150% of the target number of Operational Goals PSUs.

•

For 50% of the PSUs (which we refer to as the TSR PSUs), shares will be earned if the level of TSR realized by the Company’s stockholders over the one, two and three year performance periods beginning February 1, 2016 and ending on January 31, 2019 equals or exceeds 67% of the Index, with none of the TSR PSUs earned if our TSR is below 67% of the Index, 100% of the TSR PSUs earned if our TSR equals the Index and 150% of the TSR PSUs earned if our TSR equals 125% of the Index, with straight line interpolation for achievement between each of those thresholds. The TSR PSUs, if any, that are earned in any of the performance periods will vest approximately one year after they are deemed earned, subject to continued service.

The Fiscal 2017 RSUs will vest over a three year period rather than a four year period, subject to continued service.

Health and Welfare Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements. Currently, we do not match any contributions made to the plan by our employees, including our NEOs. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan and the income earned on plan contributions are not taxable to the employees until withdrawn from the plan.

All other benefits offered to our NEOs, such as medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and accidental death and dismemberment insurance and basic life insurance coverage are offered on the same basis to our U.S.-based full-time employees.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our NEOs.

Employment Offer Letters and Post-Employment Compensation Arrangements

For information about our employment arrangements, offer letters and post-employment compensation arrangements, please see “Executive Compensation Tables and Other Information – Employment, Post-Employment and Change in Control Arrangements.”

Other Policies and Practices

Equity Grant Policy

Our board of directors has delegated, in accordance with applicable law, rules and regulations and our certificate of incorporation and bylaws, to an equity award committee comprised of our Chief Executive Officer the authority to make certain types of equity awards to our employees, other than executive officers, and consultants of the Company under the 2013 Equity Incentive Plan. Pursuant to the policy, awards made by the equity award committee must be approved on either the first Tuesday following our widespread public release of quarterly or year-end earnings and the last business day of the second month of the quarter. Awards granted by the equity award committee also must be within pre-set guidelines that our Compensation Committee reviews and approves annually.

Anti-Hedging Policy

Our insider trading policy prohibits the use of puts, calls and shorts related to our shares by members of our board of directors, officers and employees.

Use of Exchange Act Rule 10b5-1 Plans

Our insider trading policy also requires our executive officers and members of our board of directors to adopt plans in accordance with Exchange Act Rule 10b5-1 for sales of securities which they beneficially own. Our board of directors recently amended the insider trading policy to provide that such individuals may not trade in our equity securities during “blackout” periods.

Say-on-Pay Vote

We will be holding our first non-binding stockholder advisory vote on the compensation of our NEOs at the Annual Meeting. We value the opinions of our stockholders and our Compensation Committee and the board of directors will consider the outcome of future stockholder advisory votes, including the vote which will take place at the Annual Meeting, when we make compensation decisions for our NEOs.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to certain of our executive officers to $1.0 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by certain executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible.

No Gross-ups of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during Fiscal 2016, and we have not agreed and are not otherwise obligated to provide any NEOs with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and members of our board of directors, including stock options, RSUs, PSUs and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient of the awards may never realize any value from their awards.

Executive Compensation Tables and Other Information

Fiscal 2016 Summary Compensation Table

The following table provides information regarding all compensation awarded to, earned by or paid to each of our NEOs during Fiscal 2016, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)	Total ($)
Suresh Vasudevan Chief Executive Officer	2016	375,000	6,659,255	—	117,776	—	7,152,031
	2015	368,750	6,002,496	—	476,739	—	6,847,985
	2014	331,250	—	6,026,907	213,665	—	6,571,822
Anup Singh(4) Chief Financial Officer	2016	300,000	234,861	—	47,110	—	581,971
Varun Mehta Vice President of Product Operations(5)	2016	280,000	467,813	—	43,970	—	791,783
	2015	270,000	12,020,837	—	174,535	—	12,465,372
	2014	238,750	—	412,286	102,667	—	753,703
Denis Murphy(6) Vice President of Worldwide Sales	2016	233,864	4,949,350	—	167,783	—	5,350,997
Umesh Maheshwari(7) Chief Technology Officer	2016	280,000	467,813	—	43,970	—	791,783
	2015	270,000	12,020,837	—	174,535	—	12,465,372

(1)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of the RSUs and PSUs granted to our NEOs during Fiscal 2016 and Fiscal 2015, computed in accordance with FASB ASC Topic 718, or ASC 718, and based on the probable outcome at grant in the case of the PSUs. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in notes 2 and 8 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2016. The amounts reported in this column reflect the accounting cost for these RSUs and PSUs and do not correspond to the actual economic value that may be realized by our NEOs from the RSUs and PSUs. The aggregate grant date fair value of the PSUs, based on the assumption that the highest level of performance measures will be achieved for the PSUs granted during Fiscal 2016, are as follows: Mr. Vasudevan: $8,854,758; Mr. Singh $234,861; Mr. Mehta: $467,813; Mr. Murphy $6,515,600; and Dr. Maheshwari: $467,813. A portion of the stock awards granted in Fiscal 2015 to Messrs. Mehta ($6,023,237) and Singh ($2,581,394) and Dr. Maheshwari ($6,023,237) was intended as Fiscal 2016 compensation, which results in the variation of the stock award values between Fiscal 2015 and Fiscal 2016 reported in the table above for Mr. Mehta and Dr. Maheshwari.

(2)

The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted to our NEOs during Fiscal 2014 computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in notes 2 and 9 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2014. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be realized by our NEOs upon exercise. We did not grant stock options to our NEOs in Fiscal 2016 or Fiscal 2015.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent bonuses earned by our NEOs under our annual incentive compensation plan. For Fiscal 2016, Mr. Vasudevan was eligible to earn a target bonus of 100% of his base salary and each of Mr. Singh and Mehta and Dr. Maheshwari was eligible to earn a target bonus of 50% of his base salary. Following the end of Fiscal 2016, our Compensation Committee determined the actual amounts of the bonuses earned on achievement of pre-established Revenue and Non-GAAP Operating Income performance measures was approximately 31.4% of the target bonus for Messrs. Vasudevan, Singh, and Mehta and Dr. Maheshwari. The dollar value of the bonuses paid to our NEOs (other than Mr. Murphy) was converted into a number of fully vested RSUs on March 9, 2016 using the closing price of our common stock of $7.44 on March 8, 2016 as follows: Mr. Vasudevan received 15,830 RSUs; Mr. Singh received 6,332 RSUs; Mr. Mehta received 5,910 RSUs; and Dr. Maheshwari received 5,910 RSUs. The amount reported for Mr. Murphy represents commissions earned for Fiscal 2016. As Vice President of Worldwide Sales, Mr. Murphy participated in our annual sales commission plan. For Fiscal 2016, Mr. Murphy’s annualized target commission was $300,000, pro-rated to $225,000 for his partial year of service.

(4)	Mr. Singh was not an NEO in Fiscal 2015 or Fiscal 2014.

(5)	Mr. Mehta served as our Vice President of Engineering during Fiscal 2016 and become our Vice President of Product Operations in April 2016.

(6)	Mr. Murphy joined the Company on May 4, 2015. His annualized base salary is $300,000.

(7)	Dr. Maheshwari was not an NEO in Fiscal 2014.

Grants of Plan-Based Awards in Fiscal 2016 Table

The following table provides information concerning each grant of a plan-based award made during Fiscal 2016 to each of our NEOs. This information supplements the information about these awards set forth in the Summary Compensation Table.

NEO		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Securities Underlying Awards (#)	Grant Date Fair Value of Stock Awards(3) ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Suresh Vasudevan	02/27/2015	0	375,000	750,000	—	—	—	—	—
	02/04/2015	—	—	—	0(4)	92,951(4)	185,902(4)	—	2,195,503
	02/04/2015	—	—	—	—	—	—	139,427(5)	3,293,266
	02/27/2015	—	—	—	—	—	—	23,907(6)	1,170,487
Anup Singh	02/27/2015	0	150,000	300,000	—	—	—	—	—
	02/27/2015	—	—	—	—	—	—	4,797(6)	234,861
Varun Mehta	02/27/2015	0	140,000	280,000	—	—	—	—	—
	02/27/2015	—	—	—	—	—	—	9,555(6)	467,813
Denis Murphy	05/15/2015	0	300,000	N/A(7)	—	—	—	—	—
	05/15/2015	—	—	—	0(8)	50,000(8)	75,000(8)	—	1,253,000
	05/15/2015	—	—	—	—	—	—	185,000(9)	4,636,100
Umesh Maheshwari	02/27/2015	0	140,000	280,000	—	—	—	—	—
	02/27/2015	—	—	—	—	—	—	9,555(6)	467,813

(1)

For Messrs. Vasudevan, Singh and Mehta and Dr. Maheshwari the amounts in these columns represent the range of possible awards under our annual incentive compensation plan. Actual awards for our NEOs (other than Mr. Murphy) were dependent on results against Revenue and Non-GAAP Operating Income performance targets. For Mr. Murphy, the amounts in this column represent the range of possible commissions under our annual commission plan. For Mr. Murphy, the actual awards were dependent on results against Bookings and Non-GAAP Gross Margin performance targets. The dollar value of the actual awards under our annual incentive compensation plan and annual commission plan, as applicable, for Fiscal 2016 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For Fiscal 2016, the dollar value of each NEO’s bonus (other than Mr. Murphy) was converted into a number of fully vested RSUs on March 9, 2016, using $7.44, the closing price of our common stock on March 8, 2016, as follows: Mr. Vasudevan received 15,830 RSUs; Mr. Singh received 6,332 RSUs; and Mr. Mehta and Dr. Maheshwari each received 5,910 RSUs.

(2)

The amounts in this column represent the range of possible PSUs that may be earned pursuant to the PSUs granted in Fiscal 2016, as discussed under “–Compensation Discussion and Analysis –Components of NEO Compensation and Fiscal 2016 Results – Long-Term Equity Incentive Compensation.” These amounts do not correspond to the actual economic value that may be realized by our NEOs.

(3)

The amounts in this column represent the aggregate grant date value of each award computed in accordance with ASC 718 and based on the probable outcome at grant in the case of the PSUs. The assumptions used in calculating the grant date fair value of the stock reported in this column are set forth in notes 2 and 8 of the notes to our consolidated financial statements included in our Annual Report for Form 10-K for Fiscal 2016. These amounts do not correspond to the actual economic value that may be realized by our NEOs if the PSUs are earned.

(4)

These PSUs vest as to the first 25% of the PSUs deemed earned on the first trading day in an open trading window after March 9, 2016 if the performance measures are met, as discussed under “– Compensation Discussion and Analysis – Components of NEO Compensation and Fiscal 2016 Results – Long-Term Equity Incentive Compensation,” and if the first 25% vests, then the remaining PSUs deemed earned vest in semi-annual installments of 12.5% thereafter, subject to continued service. These PSUs are subject to acceleration benefits upon certain qualifying events as described under “– Post-Employment Compensation and Change in Control Payments and Benefits.”

(5)

These RSUs vest over a four year period, with 12.5% vesting six months from March 10, 2015 and 12.5% vesting every six months thereafter, subject to continued service. These RSUs are subject to acceleration benefits upon certain qualifying events as further described under “– Post-Employment Compensation and Change in Control Payments and Benefits.”

(6)

On February 27, 2015, our Compensation Committee determined that the PSUs granted on March 9, 2014 were deemed earned at 139% of the target number of PSUs based on our performance against the pre-established performance measures. The amount reported represents the fair value of the additional 39% of the target PSUs that were deemed earned. The total number of shares deemed earned under this PSU award were as follows: Mr. Vasudevan received 85,207 PSUs, Mr. Singh received 17,907 PSUs, and Mr. Mehta and Dr. Maheshwari each received 34,055 PSUs. The total number of shares deemed earned vested as to 25% on March 2, 2015, with the remaining shares deemed earned vesting in semi-annual installments of 12.5% thereafter, subject to continued service. These PSUs are subject to acceleration benefits upon certain qualifying events as described under “– Post-Employment Compensation and Change in Control Payments and Benefits.”

(7)	The annual commission plan does not have a preset maximum limit.

(8)

These PSUs if deemed earned will vest as follows, subject to continued service: (i) 25% of the PSUs on the first trading day in an open trading window after June 9, 2016; (ii) 25% of the PSUs on the first trading day in an open trading window after June 9, 2017; (iii) 25% of the PSUs on the first trading day in an open trading window after June 9, 2018; and (iv) 25% of the PSUs on the first trading day in an open trading window after June 9, 2019, in each case if the financial performance measures are met or exceeded for the performance period, as described in the section entitled “– Compensation Discussion and Analysis – Components of NEO Compensation and Fiscal 2016 Results – Mr. Murphy’s Compensation – Long-Term Equity Incentive Compensation.” In February 2016, the Compensation Committee determined that the first 25% of the PSUs were forfeited because we did not meet the threshold performance measures. The remaining PSUs are subject to acceleration benefits upon certain qualifying events as described under “– Post-Employment Compensation and Change in Control Payments and Benefits.”

(9)

These RSUs vest 25% on June 10, 2016 and 12.5% every six months thereafter, subject to continued service. These RSUs are subject to acceleration benefits upon certain qualifying terminations of employment as described under “– Post-Employment Compensation and Change in Control Payments and Benefits.”

Outstanding Equity Awards at Fiscal 2016 Year-End Table

The following table presents, for each of the NEOs, information regarding outstanding stock options and other equity awards held as of January 31, 2016.

		Option Awards					Stock Awards
NEO	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable(2) (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Suresh Vasudevan	3/9/2011	1,970,000	(4)	—	0.5867	3/08/2021	—	—	—	—
	3/14/2013	500,000	(5)	—	3.74	3/13/2023	—	—	—	—
	9/25/2013	138,888	(6)	361,112(6)	7.65	9/24/2023	—	—	—	—
	3/9/2014	—		—	—	—	38,313(7)	$251,716	—	—
	3/9/2014	—		—	—	—	38,313(8)	251,716	—	—
	2/4/2015	—		—	—	—	121,999(9)	801,533	—	—
	2/4/2015	—		—	—	—			92,951(10)	610,688
	2/27/2015	—		—	—	—	14,942(8)	98,169	—	—
Anup Singh	3/14/2013	25,000	(11)		3.74	3/13/2023	—	—	—	—
	4/26/2013	—		—	—	—	23,438(12)	153,988	—	—
	3/9/2014	—		—	—	—	7,688(8)	50,510	—	—
	3/9/2014	—		—	—	—	30,625(9)	201,206	—	—
	1/28/2015	—		—	—	—	61,047(9)	401,079	—	—
	1/28/2015	—		—	—	—	—	—	46,512(10)	305,584
	2/27/2015	—		—	—	—	2,999(8)	19,703	—	—
Varun Mehta	2/26/2013	200,000	(13)	—	3.74	2/25/2023	—	—	—	—
	3/9/2014	—		—	—	—	61,250(7)	402,413	—	—
	3/9/2014	—		—	—	—	15,313(8)	100,606	—	—
	1/28/2015	—		—	—	—	61,047(7)	401,079	—	—
	1/28/2015	—		—	—	—	155,038(14)	1,018,600	—	—
	1/28/2015	—		—	—	—	—	—	46,512(10)	305,584
	2/27/2015	—		—	—	—	5,972(8)	39,236	—	—
Denis Murphy	5/15/2015	—		—	—	—	—	—	50,000(15)	328,500
	5/15/2015	—		—	—	—	185,000(16)	1,215,450	—	—
Umesh Maheshwari	5/23/2011	231,143	(4)	—	0.5867	5/22/2021	—	—	—	—
	2/26/2013	200,000	(13)	—	3.74	2/25/2023	—	—	—	—
	3/9/2014	—		—	—	—	61,250(7)	402,413	—	—
	3/9/2014	—		—	—	—	15,313(8)	100,606	—	—
	1/28/2015	—		—	—	—	61,047(7)	401,079	—	—
	1/28/2015	—		—	—	—	155,038(14)	1,018,600	—	—
	1/28/2015	—		—	—	—	—	—	46,512(10)	305,584
	2/27/2015	—		—	—	—	5,972(8)	39,236	—	—

NOTE: Each vesting schedule described below is subject to the NEO’s continuous service.

(1)

Outstanding equity awards granted prior to December 12, 2013 were granted under our 2008 Equity Incentive Plan and outstanding equity awards granted after December 12, 2013 were granted under our 2013 Equity Incentive Plan.

(2)

Each of these stock options is immediately exercisable in full, subject to a right of repurchase in our favor, which lapses as the shares of our common stock underlying such stock option vest. Unless otherwise noted, the shares of common stock underlying each of these stock options vest over a four-year period with 25% vesting on the one year anniversary of the vesting commencement date and approximately 2.08% vesting monthly thereafter.

(3)	The dollar value of these awards is calculated by multiplying the number of units by $6.57, the closing price of our common stock on January 29, 2016, the last trading day of Fiscal 2016.

(4)	This stock option is fully vested.

(5)

207,639 shares of common stock underlying this stock option were unvested as of January 31, 2016. The shares underlying this stock option vest 25% on February 26, 2014 and approximately 2.08% monthly thereafter.

(6)

The shares underlying this stock option vest and becomes exercisable over a three year period with approximately 2.78% vesting monthly after March 26, 2015. This stock option will become fully vested and exercisable on March 26, 2018.

(7)	These RSUs vest 12.5% on September 9, 2014 and 12.5% every six months thereafter.

(8)	These earned PSUs vest 25% on March 2, 2015 and 12.5% every six months thereafter.

(9)	These RSUs vest 12.5% on September 10, 2015 and 12.5% every six months thereafter.

(10)

The PSUs deemed earned vest 25% on March 10, 2016 and the balance of the earned PSUs vest 12.5% every six months thereafter. Approximately 34.1% of the PSUs originally granted by our Compensation Committee were deemed earned on February 19, 2016. Mr. Vasudevan received 29,193 PSUs and Messrs. Singh and Mehta and Dr. Maheshwari each received 14,608 PSUs. The remainder of the PSUs were forfeited.

(11)

6,771 shares of common stock underlying this stock option were unvested as of January 31, 2016. The shares underlying this stock option vest 25% on February 26, 2014 and approximately 2.08% monthly thereafter.

(12)	These RSUs vest 25% on February 26, 2014 and 6.25% quarterly thereafter.

(13)

54,168 shares of common stock underlying this stock option were unvested as of January 31, 2016. The shares underlying this stock option vest 25% on February 26, 2014 and approximately 2.08% monthly thereafter.

(14)	These RSUs vest 50% on March 10, 2017 and 50% on March 10, 2018.

(15)

These PSUs if deemed earned will vest as follows: (i) 25% on the first trading day in an open trading window after June 9, 2016; (ii) 25% on the first trading day in an open trading window after June 9, 2017; (iii) 25% on the first trading day in an open trading window after June 9, 2018; and (iv) 25% on the first trading day in an open trading window after June 9, 2019, in each case if the financial performance measures are met or exceeded for the performance period. The maximum potential payout is 150% of the target number of the PSUs. Our Compensation Committee determined that the first 25% of the PSUs were not earned based on our Fiscal 2016 performance against the performance measures. Accordingly, 12,500 PSUs were forfeited.

(16)	These RSUs vest 25% on June 10, 2016 and 12.5% every six months thereafter.

Option Exercised and Stock Vested Table for Fiscal 2016

The following table provides additional information about the value realized by our NEOs on stock option award exercises and vesting of RSUs and PSUs during Fiscal 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Suresh Vasudevan	187,000	$3,431,513	64,705	$1,634,990
Anup Singh	—	—	46,130	$1,110,667
Varun Mehta	—	—	45,990	$1,156,894
Denis Murphy	—	—	—	—
Umesh Maheshwari	—	—	45,990	$1,156,894
(1)

The aggregate value realized upon the exercise of an option is the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the option.

(2)	The aggregate value realized upon the vesting of RSUs and PSUs is determined by multiplying the number of units vested by the market price of the shares of our common stock on the vesting date.

Employment, Post-Employment and Change in Control Arrangements

The initial terms and conditions of employment of each of Messrs. Vasudevan, Singh and Murphy were set forth in written employment offer letters. Each of these arrangements was approved by our then current Chief Executive Officer or our board of directors. We believed these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Our Founders, Mr. Mehta and Dr. Maheshwari do not have employment offer letters. Each of our NEOs is an “at will” employee and may be terminated at any time, with or without cause, subject to the severance obligations described below, and has executed our standard Employee Proprietary Information and Inventions Assignment Agreement.

Employment Arrangements

Mr. Vasudevan’s Employment Offer Letter

On December 28, 2010, we extended an employment offer letter to Mr. Vasudevan in connection with his appointment as our Chief Executive Officer. Mr. Vasudevan accepted the terms and conditions of this employment offer on January 3, 2011.

The offer letter provides that upon a change in control of the Company (as defined in his offer letter), Mr. Vasudevan is entitled to accelerated vesting of 50% of any then-unvested shares subject to the equity awards granted to him in connection with his employment. In addition, if, on or within 12 months of a change in control, (i) we terminate or our successor terminates Mr. Vasudevan’s employment without cause or he voluntarily resigns for good reason and such termination of employment is not a result of his death or disability and (ii) he delivers a release of claims agreement in a form satisfactory to us, Mr. Vasudevan would be entitled to (i) a cash payment equal to his annual performance bonus multiplied by a fraction, the numerator of which is the number of days he has been employed in that calendar year and the denominator of which is 365 and (ii) accelerated vesting of all then-unvested shares subject to the equity awards granted to him.

The offer letter also provides that if we terminate his employment without cause, or he resigns for good reason (each as defined in his offer letter) and he delivers a release of claims agreement in a form satisfactory to us, Mr. Vasudevan would be entitled to 12 months of his then current annual base salary and we would pay for (or provide cash payments equal to) the monthly medical insurance premium under COBRA for 12 months. Subsequent to entering into this offer letter, Mr. Vasudevan agreed to forfeit these payments and benefits except for the accelerated vesting provisions contained in the offer letter.

Under the Change in Control Severance Policy, or the Severance Policy, adopted in September 2013, in the event of a change in control of the Company (as defined in the 2013 Equity Incentive Plan), Mr. Vasudevan will receive the following payments and benefits in place of the cash and health benefits provided for in his offer letter: upon an involuntary termination of employment other than for cause or a voluntary resignation for good reason (each as defined in the Severance Policy), in either case within 12 months following a change in control or within three months preceding a change in control, provided a definitive agreement has been signed as of the date of termination, Mr. Vasudevan will receive (1) a lump sum cash payment in an amount equal to 12 months of his then current annual base salary plus his target bonus as in effect immediately prior to the change in control and (2) continued monthly benefit premiums under COBRA for 12 months, or equivalent cash, subject in each case to Mr. Vasudevan executing a customary release.

Mr. Singh’s Employment Offer Letter

On October 21, 2011, we extended an employment offer letter to Mr. Singh in connection with his appointment as our Chief Financial Officer. Mr. Singh accepted the terms and conditions of this employment offer on October 22, 2011. Mr. Singh’s offer letter contained general severance and change in control provisions that he waived or, in the case of his initial stock option, are no longer applicable. Instead, as described below under “Post-Employment Compensation and Change in Control Payments and Benefits,” the Severance Policy governs the cash and health benefits Mr. Singh will receive in the event of a change in control and provides that the acceleration provisions implemented by our 2013 Equity Incentive Plan govern the equity awards granted to Mr. Singh pursuant to our 2008 Equity Incentive Plan and our 2013 Equity Incentive Plan.

Mr. Murphy’s Employment Offer Letter

On April 24, 2015, we extended an employment offer letter to Mr. Murphy in connection with his appointment as our Vice President of Worldwide Sales. The offer letter was the result of negotiations between Mr. Murphy and our Chief Executive Officer. Mr. Murphy accepted the terms and conditions of this employment offer and joined the Company on May 4, 2015. The offer letter provides for an annual base salary of $300,000, subject to adjustment from time to time, eligibility for a total on-target annual commission of $300,000, and health insurance and other employee benefits we provide to our employees generally. In addition, he was granted 185,000 RSUs and 50,000 PSUs. The terms of Mr. Murphy’s RSUs and PSUs are described under “– Compensation Discussion and Analysis – Components of NEO Compensation and Fiscal 2016 Results – Mr. Murphy’s Compensation – Long-Term Equity Incentive Compensation.” As described below under “Post-Employment Compensation and Change in Control Payments and Benefits,” the Severance Policy governs the cash and health benefits Mr. Murphy will receive in the event of a change in control and provides that the acceleration provisions implemented by our 2013 Equity Incentive Plan govern the equity awards granted to Mr. Murphy.

Mr. Mehta’s and Dr. Maheshwari’s Employment Arrangements

As our Founders, Mr. Mehta and Dr. Maheshwari do not have employment offer letters. Mr. Mehta and Dr. Maheshwari have entered into our standard Employee Proprietary Information and Inventions Assignment Agreement. As described below under “Post-Employment Compensation and Change in Control Payments and Benefits,” the Severance Policy governs the cash and health benefits Mr. Mehta and Dr. Maheshwari will receive in the event of a change in control and provides that acceleration provisions implemented by our 2013 Equity Incentive Plan govern the equity awards granted to Mr. Mehta and Dr. Maheshwari pursuant to our 2008 Equity Incentive Plan and our 2013 Equity Incentive Plan.

Other Benefits

In addition to the arrangements described above, upon a termination of employment each NEO is eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Post-Employment Compensation and Change in Control Payments and Benefits

Change in Control Severance Policy

In September 2013, we adopted the Severance Policy applicable to our NEOs and certain other employees. Under the Severance Policy, if any executive officer’s employment is terminated by us without cause or such executive officer voluntarily resigns for good reason (each as defined in the Severance Policy) within 12 months following a change in control or within three months preceding a change in control, provided a definitive agreement has been signed as of the date of termination, such officer is entitled to receive severance payments and benefits equal to (i) a lump sum cash payment in an amount equal to 12 months of his or her then current annual base salary plus his or her target bonus as in effect immediately prior to the change in control and (ii) continued monthly benefit premiums under COBRA for 12 months, or equivalent cash, subject in each case to the officer executing a customary release. The Severance Policy replaced the severance provisions that were contained in Messrs. Vasudevan and Singh’s employment offer letters, except for the provisions that apply to the acceleration of outstanding equity awards for Mr. Vasudevan.

2013 Equity Incentive Plan

Pursuant to the terms of our 2013 Equity Incentive Plan, if we are party to a merger or consolidation, sale of all or substantially all assets or similar change in control transaction, outstanding awards, including any vesting provisions, may be assumed or replaced by the successor company. Outstanding awards that are not assumed, substituted by the successor company or cashed out will be accelerated and the holders will be notified that they may exercise those accelerated awards prior to the closing of the transaction, at which time the awards will be cancelled in full. In the event of specified change in control transactions, our Compensation Committee may accelerate the vesting of awards immediately upon the occurrence of the transaction whether or not the award is continued, assumed, substituted or replaced by a surviving corporation or its parent in the transaction. In addition, each stock option or other award will provide that in connection with a termination of a holder’s service within the 12 months following such a transaction, the stock option or award will vest as to 50% of the total number of shares underlying the stock option or award. For a termination of employment more than 12 months and within 24 months of a transaction, the stock option or award will vest as to 25% of the total number of shares underlying the stock option or award.

Stock options and awards outstanding under our 2008 Equity Incentive Plan have accelerated vesting on the same terms as stock options or awards granted under our 2013 Equity Incentive Plan. To the extent any of our NEOs have equity acceleration provisions that differ from the standard acceleration benefit contained in the 2013 Equity Incentive Plan, those provisions are described in the description of their employment arrangements above and the tables below.

Change in Control Only

The following table summarizes the value of accelerated stock options, RSU awards and PSU awards that each of our NEOs would have been entitled to assuming a change in control, without a termination of employment, as of January 31, 2016. The NEOs would not receive any cash severance payments or benefits for the occurrence of a change in control without a termination of employment.

NEO	Accelerated Stock Option Payment Value(1)	Accelerated Stock Award Payment Value(2)
Suresh Vasudevan	$293,811	$1,006,925
Anup Singh	—	—
Varun Mehta	—	—
Denis Murphy	—	—
Umesh Maheshwari	—	—
(1)

Amount is based upon the value of a share of our common stock as of January 31, 2016, calculated based on $6.57, the closing price per share as of January 29, 2016, the last trading day of the Fiscal 2016, less the exercise price of each outstanding equity award.

(2)

Amount is based upon the value of a share of our common stock as of January 31, 2016, calculated based on $6.57, the closing price per share as of January 29, 2016, the last trading day of Fiscal 2016 and includes the value of the target number of unearned PSUs.

Termination in Connection with a Change in Control

The following table summarizes the amount of compensation that would be paid to our NEOs, including the acceleration of equity awards, assuming a change in control of our Company and an involuntary termination of employment without cause or voluntary termination for good reason as of January 31, 2016. The actual amounts realized will only be determined at the time of such NEO’s separation from the Company.

NEO	Accelerated Stock Option Payment Value(1)(2)	Accelerated Stock Award Payment Value(2)(3)	Cash Severance Amount(4)	Health Benefits(5)
Suresh Vasudevan	$587,618	$2,013,823	$750,000	$21,107
Anup Singh	19,162	753,099	450,000	21,107
Varun Mehta	153,295	1,325,084	420,000	21,107
Denis Murphy	—	771,975	600,000	21,107
Umesh Maheshwari	153,295	1,325,084	420,000	21,107
(1)

Amount is based upon the value of a share of our common stock as of January 31, 2016, calculated based on $6.57, the closing price per share as of January 29, 2016, the last trading day of Fiscal 2016, less the exercise price of each outstanding equity award.

(2)	Amount is in place of, and not in addition to, payments made in connection with a change in control with no termination, as described above under “Change in Control Only.”
(3)

Amount is based upon the value of a share of our common stock as of January 31, 2016, calculated based on $6.57, the closing price per share as of January 29, 2016, the last trading day of Fiscal 2016.

(4)	Pursuant to the Severance Policy, represents a cash payment equal to 12 months of the NEO’s annual base salary and his target bonus as in effect on January 31, 2016.
(5)	Pursuant to the Severance Policy, represents the medical insurance premium under COBRA for 12 months as in effect on January 31, 2016.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted. It is not possible to determine the maximum potential amount under these indemnification agreements due to our limited history with prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our Compensation Committee, together with management, assesses and considers potential risks when reviewing and approving our compensation programs. Our Compensation Committee believes that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee during Fiscal 2016 were Messrs. Calderoni, Goetz, and Li. Mr. Kennelly was appointed to our Compensation Committee in April 2016. None of the members of our Compensation Committee in Fiscal 2016 were at any time during the fiscal year or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or have any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or Compensation Committee during Fiscal 2016.

COMPENSATION COMMITTEE REPORT

This report of our Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, our Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Submitted by our Compensation Committee

James J. Goetz, Chair

Frank Calderoni

Jerry M. Kennelly

Ping Li

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to approve, on a non-binding and advisory basis, the compensation of our NEOs. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Prior to submitting their votes, our stockholders are urged to read the section of this proxy statement entitled “Executive Compensation,” which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains both tabular information and narrative discussion about the compensation of our NEOs.

As described in more detail under “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation program is designed to align our executive officers’ interests with the drivers of stockholder returns and profitable growth, support achievement of our primary business goals, and attract top-notch executive officers whose talents and contributions sustain the growth in long-term stockholder value. Under this program, our NEOs are rewarded for the achievement of specific short-term and long-term strategic objectives that are aligned with the interests of our stockholders. If we do not meet or exceed our expectations, however, our NEOs’ performance-based pay will be negatively impacted.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the NEOs, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and narrative discussion, and the other related disclosure.”

As an advisory vote, this proposal is not binding. However, our board of directors and Compensation Committee, which is responsible for designing and administering our executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

The non-binding advisory vote on the compensation program for our NEOs, as disclosed in this proxy statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation program for our NEOs, which is commonly referred to as a “say-on-pay” vote. This non-binding advisory vote must be submitted to stockholders at least once every six years.

You have four choices for voting on the following resolution. You may choose whether future non-binding advisory “say-on-pay” votes should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the Annual Meeting will be considered the non-binding advisory vote of our stockholders.

After careful consideration, our board of directors recommends that future non-binding advisory “say-on-pay” votes be held every year. Our board of directors believes that holding a vote every year is the most appropriate option for us at this time as we review the core elements of our executive compensation program annually and an annual vote will allow our stockholders to provide us with direct and immediate feedback regarding the compensation of our NEOs every year.

Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory “say-on-pay” votes by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for the future of frequency advisory votes on the compensation for our NEOs to occur every year.

As an advisory vote, this proposal is not binding. However, our board of directors and Compensation Committee value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation program of our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION EVERY YEAR UNDER PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee selected Ernst & Young LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending January 31, 2017. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of principal independent registered public accounting firm to our stockholders for ratification. In the event that Ernst & Young LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Ernst & Young LLP as our principal independent registered public accounting firm.

Ernst & Young LLP audited our financial statements for Fiscal 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 4.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for our audit. In the years ending January 31, 2016 and 2015, there were no other professional services provided by Ernst & Young LLP.

The aggregate audit fees for the years ended January 31, 2016 and 2015 are as follows:

Fees Billed to Nimble Storage	Year Ended January 31, 2016 ($)	Year Ended January 31, 2015 ($)
Audit Fees(1)	1,825,000	1,358,000
Audit-related Fees(2)	44,999	74,000
Total	1,870,199	1,432,000
(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, and review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q.

(2)

Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and Ernst & Young LLP our audited consolidated financial statements for the year ended January 31, 2016. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended January 31, 2016 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Frank Calderoni, Chair

William D. “BJ” Jenkins, Jr.

William J. Schroeder

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of January 31, 2016 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2008 Equity Incentive Plan, the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	18,495,096(1)	3.318(2)	9,382,093(3)
Equity compensation plans not approved by security holders	—	—	—
Total	18,495,096(1)	3.318(2)	9,382,093(3)

(1)	Excludes purchase rights accruing under the 2013 Employee Stock Purchase Plan and includes 9,902,408 shares subject to outstanding RSUs.

(2)	The weighted average exercise price relates solely to shares subject to outstanding stock options, as shares subject to RSUs have no exercise price.

(3)

Includes 2,576,411 shares that remain available for purchase under the 2013 Employee Stock Purchase Plan and 6,805,682 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan. In addition, any shares of common stock that are subject to outstanding grants under the 2008 Equity Incentive Plan on the date the 2013 Equity Incentive Plan became effective, shares that are subject to stock options or RSUs granted under the 2008 Equity Incentive Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise or are issued and later forfeited or repurchased by the Company after the date the 2013 Equity Incentive Plan became effective and shares that are subject to stock options or other awards under the 2008 Equity Incentive Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will be available for future grant and issuance under the 2013 Equity Incentive Plan. The number of shares available for grant and issuance under the 2013 Equity Incentive Plan will automatically increase on February 1st of each of the calendar years 2014 through 2022, by the lesser of (i) 5% of the number of shares of common stock issued and outstanding on each January 31st immediately prior to the date of increase or (ii) such number of shares determined by our board of directors. The number of shares of common stock reserved for issuance under the 2013 Employee Stock Purchase Plan will automatically increase on February 1st of each calendar year by an amount equal to (i) 1% of the total number of outstanding shares of common stock and common stock equivalents on the immediately preceding January 31st, or (ii) such lesser number of shares of common stock as determined by our board of directors or Compensation Committee.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at the Next Annual Meeting

Our restated bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Nimble Storage, Inc., 211 River Oaks Parkway, San Jose, California 95134, Attn: Corporate Secretary.

To be timely for the 2017 annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at the principal executive offices of the Company not earlier than 5:00 p.m. Pacific Time on April 11, 2017 and not later than 5:00 p.m. Pacific Time on May 11, 2017. However, if the date of our 2017 annual meeting of Stockholders is advanced by more than 30 days before or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be delivered to the Corporate Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to the then currently proposed annual meeting and not later than the close of business on the later of (i) the 75th day prior to such annual meeting or (ii) the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by us. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our restated bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2017 annual meeting must be received by us not later than February 10, 2017 in order to be considered for inclusion in our proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock (collectively “reporting persons”), to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms furnished to us and written representations from reporting persons that all reportable transactions were reported, we believe that all Section 16(a) filing requirements were timely met in the year ended January 31, 2016; except one report, covering a total of two transactions, was filed late by Mr. Vasudevan; one report, covering one transaction, was filed late by Mr. Mehta; one report, covering two transactions, was filed late by Dr. Maheshwari; one report, covering one transaction, was filed late by Mr. Singh; and one report, covering his initial holdings, was filed late by Mr. Murphy.

Available Information

We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended January 31, 2016, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations

Nimble Storage, Inc.

211 River Oaks Parkway

San Jose, California 95134

The annual report is also available at www.investors.nimblestorage.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting American Stock Transfer & Trust Company, either by calling toll-free (800) 937-5449, or by writing to American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability, and, if applicable, the annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability, and, if applicable, the annual report and other proxy materials, you may write or call our Investor Relations department at 211 River Oaks Parkway, San Jose, California 95134, Attn: Investor Relations, telephone number (408) 514-3475.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

Transaction of Other Business

The board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

NIMBLE STORAGE, INC. Proxy for Annual Meeting of Stockholders on July 25, 2016 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Suresh Vasudevan and Anup Singh as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Nimble Storage, Inc. held of record by the undersiged at the close of business on May 26, 2016 at the Annual Meeting of Stockholders to be held July 25, 2016 at 9:00 a.m. Pacific Time at the offices of Fenwick & West LLP located at 801 California Street, Mountian View, California 94041, and at any adjournment thereof. (Continued and to be signed on the reverse side.) 14475 1.1

ANNUAL MEETING OF STOCKHOLDERS OF NIMBLE STORAGE, INC. July 25, 2016 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18702 Please Sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 203304030000000000005 072516 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 4 AND FOR “ONE YEAR” ON PROPOSAL 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. To elect the Class III Directors NOMINEES: FOR ALL NOMINEES O O Jerry Frank M. Calderoni Kennelly WITHHOLD AUTHORITY O William J. Schroeder FOR ALL NOMINEES FOR (See ALL instructions EXCEPT below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To approve, on a non-binding advisory basis, the compensation FOR AGAINST ABSTAIN paid to our named executive officers as disclosed in the proxy statement. 2 Years 3 Years To approve, on a non-binding advisory basis, the 1 Year ABSTAIN frequency of future advisory votes on the compensation of our named executive officers. FOR AGAINST ABSTAIN To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2017. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2 and 4 and FOR “ONE YEAR” on Proposal 3. To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.